As filed with the Securities and Exchange Commission on May 25, 2023
Registration No. 333-
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
OUTFRONT Media Inc.
(Exact name of registrant as specified in its charter)
Maryland	46-4494702
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)
405 Lexington Avenue, 17th Floor
New York, New York 10174
(212) 297-6400
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)
Richard H. Sauer
Executive Vice President and General Counsel
OUTFRONT Media Inc.
405 Lexington Avenue, 17th Floor
New York, New York 10174
(212) 297-6400
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:

Rory T. Hood
Jones Day
250 Vesey Street
New York, New York 10281
Phone: (212) 326-3939
Fax: (212) 755-7306
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: ☒
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒
If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

PROSPECTUS
OUTFRONT Media Inc.
Up to 28,856,239 Shares of Common Stock
This prospectus relates to the resale from time to time of up to an aggregate of 28,856,239 shares of common stock, $0.01 par value per share, of OUTFRONT Media Inc., a Maryland corporation (the “Company”), consisting of (i) 7,812,500 shares of common stock initially issuable upon conversion of 125,000 shares of the Company’s Series A Convertible Perpetual Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”), issued to certain of the selling stockholders on April 20, 2020, pursuant to the Investment Agreement (the “Investment Agreement”), among the Company and the Purchasers (as defined herein), (ii) 17,388,024 shares of common stock previously converted from 275,000 shares of Series A Preferred Stock and (iii) up to 3,655,715 shares of common stock issuable upon conversion of shares of Series A Preferred Stock that may be issued as dividends payable in kind.
Our common stock is listed on the New York Stock Exchange under the symbol “OUT.” On May 24, 2023, the last reported sales price for our common stock on the New York Stock Exchange was $14.01 per share.
The selling stockholders may offer and sell shares of common stock in public or private transactions, or both. These sales may occur at fixed prices, at market prices prevailing at the time of sale, at prices related to prevailing market prices, or at negotiated prices.
The selling stockholders may sell all or a portion of the shares of common stock through underwriters, broker dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares of common stock, or both. See “Plan of Distribution” for a more complete description of the ways in which the shares of common stock may be sold. The names of any underwriters, dealers or agents, the specific terms of the plan of distribution, any over-allotment option and any applicable underwriting discounts and commissions will be set forth in a supplement to this prospectus. We will not receive any of the proceeds from the selling stockholders’ sale of shares of common stock, but we have agreed to pay certain registration expenses.
Our executive offices are located at 405 Lexington Avenue, 17th Floor, New York, New York 10174, and our telephone number is (212) 297-6400.
To assist us in maintaining our qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, among other purposes, our charter contains certain restrictions on ownership and transfer of our shares of stock, including a provision restricting stockholders from owning more than 9.8%, in value or in number of shares, whichever is more restrictive, of our outstanding shares of common stock or more than 9.8% in value of the aggregate outstanding shares of all classes and series of our stock without the prior consent of our board of directors. See “Description of Capital Stock—Restrictions on Ownership and Transfer.”
Investing in our common stock involves risks. You should carefully read and consider each of the factors described in the section entitled “Risk Factors” beginning on page 5 of this prospectus, as well as the risks contained or described in the applicable prospectus supplement and the documents incorporated herein or therein by reference before investing in our common stock.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is May 25, 2023.

We have not authorized, and no selling stockholder has authorized, any dealer, salesperson or other person to give any information or to make any representation other than those contained in or incorporated by reference into this prospectus, any applicable supplement to this prospectus or any applicable free writing prospectus. You must not rely upon any information or representation not contained in or incorporated by reference into this prospectus, any applicable supplement to this prospectus or any applicable free writing prospectus as if we had authorized it. This prospectus, any applicable prospectus supplement and any applicable free writing prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which they relate. Nor do this prospectus, any accompanying prospectus supplement and any applicable free writing prospectus constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus, any applicable prospectus supplement, the documents incorporated herein and therein by reference and any applicable free writing prospectus is correct on any date after their respective dates, even though this prospectus, an applicable prospectus supplement or an applicable free writing prospectus is delivered or securities are sold on a later date. Our business, financial condition, results of operations and cash flows may have changed since those dates.
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ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf process, any selling stockholder named in this prospectus or in one or more supplements to this prospectus may sell shares of our common stock from time to time. Each time any such selling stockholder sells shares of our common stock under the registration statement of which this prospectus is a part, such selling stockholder will provide a copy of this prospectus and any applicable prospectus supplement, as required by law. Any applicable prospectus supplement may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable prospectus supplement, you should rely on the prospectus supplement. Before purchasing any securities, you should read both this prospectus and any applicable prospectus supplement, together with the additional information described under the heading “Where You Can Find More Information” and “Incorporation By Reference.”
Except as otherwise indicated or unless the context otherwise requires, all references in this prospectus to (i) “OUTFRONT Media,” “the Company,” “we,” “our,” “us” and “our company” mean OUTFRONT Media Inc., a Maryland corporation, and unless the context requires otherwise, its consolidated subsidiaries, and (ii) the “25 largest markets in the U.S.,” “approximately 150 markets in the U.S. and Canada” and “Nielsen Designated Market Areas” are based, in whole or in part, on Nielsen Media Research’s 2023 Designated Market Area rankings.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
We have made statements in this prospectus and the documents incorporated herein by reference that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “would,” “may,” “might,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “projects,” “predicts,” “estimates,” “forecast” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions related to our capital resources, portfolio performance and results of operations.
Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and may not be able to be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements:
•	Declines in advertising and general economic conditions, including the current heightened levels of inflation;
•	The severity and duration of pandemics, and the impact on our business, financial condition and results of operations;
•	Competition;
•	Government regulation;
•	Our ability to implement our digital display platform and deploy digital advertising displays to our transit franchise partners;
•	Losses and costs resulting from recalls and product liability, warranty and intellectual property claims;
•	Our ability to obtain and renew key municipal contracts on favorable terms;
•	Taxes, fees and registration requirements;
•	Decreased government compensation for the removal of lawful billboards;
•	Content-based restrictions on outdoor advertising;
•	Seasonal variations;
•	Acquisitions and other strategic transactions that we may pursue could have a negative effect on our results of operations;
•	Dependence on our management team and other key employees;
•	Diverse risks in our Canadian business;
•	Experiencing a cybersecurity incident;
•	Changes in regulations and consumer concerns regarding privacy, information security and data, or any failure or perceived failure to comply with these regulations or our internal policies;
•	Asset impairment charges for our long-lived assets and goodwill;
•	Environmental, health and safety laws and regulations;
•	Expectations relating to environmental, social and governance considerations;
•	Our substantial indebtedness;
•	Restrictions in the agreements governing our indebtedness;
•	Incurrence of additional debt;
•	Interest rate risk exposure from our variable-rate indebtedness;
•	Our ability to generate cash to service our indebtedness;

•	Cash available for distributions;
•	Hedging transactions;
•	The ability of our board of directors to cause us to issue additional shares of stock without common stockholder approval;
•	Certain provisions of Maryland law may limit the ability of a third party to acquire control of us;
•	Our rights and the rights of our stockholders to take action against our directors and officers are limited;
•	Our failure to remain qualified to be taxed as a REIT;
•	REIT distribution requirements;
•	Availability of external sources of capital;
•	We may face other tax liabilities even if we remain qualified to be taxed as a REIT;
•	Complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive investments or business opportunities;
•	Our ability to contribute certain contracts to a taxable REIT subsidiary (“TRS”);
•	Our planned use of TRSs may cause us to fail to remain qualified to be taxed as a REIT;
•	REIT ownership limits;
•	Complying with REIT requirements may limit our ability to hedge effectively;
•	Failure to meet the REIT income tests as a result of receiving non-qualifying income;
•	The Internal Revenue Service (the “IRS”) may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax; and
•	Establishing operating partnerships as part of our REIT structure.
While forward-looking statements reflect our good-faith beliefs, they are not guarantees of future performance. All forward-looking statements in this prospectus and the documents incorporated herein by reference apply as of the date of this report or as of the date they were made and, except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors of new information, data or methods, future events or other changes. For a further discussion of these and other factors that could impact our future results, performance or transactions, see the section entitled “Risk Factors” in this prospectus and in our filings with the SEC, including, but not limited to, our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 23, 2023. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

THE COMPANY
OUTFRONT Media is a REIT, which provides advertising space (“displays”) on out-of-home advertising structures and sites in the United States (the “U.S.”) and Canada. We are one of the largest providers of advertising space on out-of-home advertising structures and sites across the U.S. and Canada. Our inventory consists of billboard displays, which are primarily located on the most heavily traveled highways and roadways in top Nielsen Designated Market Areas, and transit advertising displays operated under exclusive multi-year contracts with municipalities in large cities across the U.S. and Canada. In total, we have displays in all of the 25 largest markets in the U.S. and approximately 150 markets in the U.S. and Canada. Our top market, high profile location focused portfolio includes sites in and around both Grand Central Station and Times Square in New York, various locations along Sunset Boulevard in Los Angeles, and the Bay Bridge in San Francisco. The breadth and depth of our portfolio provides our customers with a range of options to address their marketing objectives, from national, brand-building campaigns to hyper-local campaigns that drive customers to the advertiser’s website or retail location “one mile down the road.”
Our executive offices are located at 405 Lexington Avenue, 17th Floor, New York, New York 10174, and our telephone number is (212) 297-6400. Our website is located at www.outfront.com. Information on, or accessible through, our website is not part of, or incorporated by reference into, this prospectus other than the documents that we file with the SEC and incorporate by reference into this prospectus.

RISK FACTORS
Our business is subject to uncertainties and risks. You should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus, including the risk factors incorporated by reference from our most recent Annual Report on Form 10-K, as updated by our Quarterly Reports on Form 10-Q and other SEC filings. It is possible that our business, financial condition, future prospects, liquidity or results of operations could be materially adversely affected by any of these risks.

USE OF PROCEEDS
The selling stockholders may make offers and sales pursuant to this prospectus and any applicable prospectus supplement. We will not receive any proceeds from the sale or other disposition by the selling stockholders of the shares of common stock covered hereby.

DESCRIPTION OF CAPITAL STOCK
The following summary of the terms of our capital stock does not purport to be complete and is subject to and qualified in its entirety by reference to the Maryland General Corporation Law (the “MGCL”), the Company’s charter, including the Articles Supplementary (as defined below) (the “charter”), and the Company’s Amended and Restated Bylaws (the “bylaws”). Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”
General
Our common stock, $0.01 par value per share, is listed on the New York Stock Exchange under the symbol “OUT.”
Our charter provides that we may issue up to 500,000,000 shares of stock, consisting of 450,000,000 shares of common stock, $0.01 par value per share, and 50,000,000 shares of preferred stock, $0.01 par value per share, of which 700,000 shares are classified and designated as Series A Convertible Perpetual Preferred Stock, $0.01 par value per share (the “Series A Preferred Stock”). As of May 22, 2023, there were 164,986,946 shares of common stock issued and outstanding and 125,000 shares of Series A Preferred Stock issued and outstanding.
Under Maryland law, our stockholders generally are not liable for our debts or obligations solely as a result of their status as stockholders.
Preferred Stock
Pursuant to the charter, our board of directors is empowered, without any approval of our stockholders, to authorize us to issue shares of preferred stock in one or more classes or series, to establish the number of shares in each class or series, and to set or change, subject to the express terms of any class or series of our stock outstanding at the time, the preferences, conversion or other rights, voting powers (including any exclusive voting rights), restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each such class or series.
Shares of Series A Preferred Stock
The Series A Preferred Stock ranks senior to the shares of our common stock with respect to dividend rights and rights on the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of our affairs. Each share of Series A Preferred Stock has an initial liquidation preference of $1,000 per share. Holders of the Series A Preferred Stock are entitled to a cumulative dividend accruing at the initial rate of 7.0% per year, payable quarterly in arrears. The dividend rate will increase by an additional 0.75% per annum effective on each anniversary of April 20, 2020 (the “Closing Date”) beginning on and following the eighth anniversary of the Closing Date. The dividend rate is subject to increases during certain other circumstances as set forth in the Articles Supplementary classifying and designating the Series A Preferred Stock (the “Articles Supplementary”), including an increase by up to 2.00% per year during periods in which we fail to make certain dividend payments or fail to pay certain amounts due in respect of the Series A Preferred Stock. Dividends may, at our option, be paid in cash, in-kind, through the issuance of additional shares of Series A Preferred Stock or a combination of cash and in-kind, until the eighth anniversary of the Closing Date, after which time dividends will be payable solely in cash. So long as any shares of Series A Preferred Stock remain outstanding, we may not declare a dividend on, or make any distributions relating to, capital stock that ranks junior to, or on a parity basis with, the Series A Preferred Stock, subject to certain exceptions, including but not limited to (i) any dividend or distribution in cash or capital stock of the Company on or in respect of the capital stock of the Company to the extent that such dividend or distribution is necessary to maintain the Company’s status as REIT under the Internal Revenue Code of 1986, as amended (the “Code”), or to avoid the payment of any federal or state income or excise tax; and (ii) any dividend or distribution in cash in respect of our common stock that, together with the dividends or distributions during the 12-month period immediately preceding such dividend or distribution, is not in excess of 5% of the aggregate dividends or distributions paid by the Company necessary to maintain its REIT status or to avoid the payment of any federal or state income or excise tax during such 12-month period. Following the one-year anniversary of the Closing Date, if all or any portion of the dividends or distributions is paid in respect of the shares of our common stock in cash, then concurrently and as a condition to such payment, the shares of Series A Preferred Stock will participate in such dividends or distributions on an as-converted basis up to the amount of their accrued dividend on the Series A Preferred Stock for such quarter, which amounts will constitute an advance on and reduce the dividends payable on the shares of Series A Preferred Stock dollar-for-dollar for such quarter.

The Series A Preferred Stock is convertible at the option of any holder at any time into shares of our common stock at an initial conversion price of $16.00 per share and an initial conversion rate of 62.50 shares of our common stock per share of Series A Preferred Stock, subject to certain anti-dilution adjustments.
At any time from and after the third anniversary of the Closing Date, if (i) the volume-weighted average price of the common stock exceeds 150% of the then-applicable conversion price for at least 20 trading days in any period of 30 trading days, and (ii) (A) the Company has an effective resale shelf registration statement on file with the SEC or (B) the shares of common stock to be issued on mandatory conversion would be eligible to be offered, sold or otherwise transferred by the holder thereof pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), without any requirements as to volume, manner of sale or availability of current public information (whether or not then satisfied), all, but not less than all, of the Series A Preferred Stock may be converted, at the election of the Company, into the relevant number of shares of common stock, plus cash in lieu of any fractional shares. In addition, we may redeem any or all of the Series A Preferred Stock for cash at any time after the seventh anniversary of the Closing Date at a redemption price equal to 100% of the liquidation preference of the Series A Preferred Stock, plus any accrued and unpaid dividends as of the applicable redemption date.
Upon the occurrence of a Change of Control (as defined in the Articles Supplementary), each holder of the Series A Preferred Stock can either (i) require the Company to purchase any or all of their shares of Series A Preferred Stock (a “Change of Control Put”) at a redemption price payable in cash equal to 105% of the sum of the liquidation preference of the Series A Preferred Stock, plus any accrued and unpaid dividends as of the applicable purchase date, or (ii) convert any or all of their shares of Series A Preferred Stock (a “Change of Control Conversion”) into the number of shares of our common stock equal to the liquidation preference (including accrued and unpaid dividends as of the conversion date) divided by the then-applicable conversion price, plus cash in lieu of any fractional shares. Notwithstanding the foregoing, a holder of Series A Preferred Stock may not be permitted to effect a Change of Control Conversion if such conversion would materially and adversely affect our status as a REIT. Upon the occurrence of a Change of Control, any shares of Series A Preferred Stock as to which a Change of Control Put or Change of Control Conversion was not exercised may be redeemed in cash, at the option of the Company, at a redemption price equal to 100% of the liquidation preference plus accrued and unpaid dividends as of the applicable redemption date.
The issuance of shares of common stock upon the conversion of Series A Preferred Stock is subject to a cap, as may be adjusted pursuant to the anti-dilution provisions in the Articles Supplementary, equal to 28,856,239 shares of common stock (the “Share Cap”) unless and until the Company obtains stockholder approval (to the extent required under the New York Stock Exchange listing rules) for the issuance of additional shares (“Stockholder Approval”). If the Share Cap would be exceeded in connection with the issuance of shares upon a conversion of the Series A Preferred Stock, the Company will deliver to holders an amount of cash per share equal to the volume-weighted average price per share of the common stock on the trading day immediately preceding the conversion date for each share of common stock that holders would have received had they converted such shares of Series A Preferred Stock into common stock on the conversion date. Additionally, the issuance of additional shares of Series A Preferred Stock as an in-kind dividend is subject to the Share Cap, and if any in-kind dividends of Series A Preferred Stock would cause the total number of shares of common stock into which the Series A Preferred Stock is convertible to exceed the Share Cap, such dividend shall instead be paid in cash to the extent permitted under Maryland law, unless and until the Company obtains Stockholder Approval.
The Articles Supplementary provide that holders of the Series A Preferred Stock shall have the right to vote on matters submitted to a vote of the holders of common stock (voting together as one class) on an as-converted basis, except as otherwise prohibited by applicable law or by the terms of the Articles Supplementary. Each holder of shares of Series A Preferred Stock shall be entitled to cast a number of votes equal to the largest number of whole shares of common stock into which all shares of Series A Preferred Stock held by such holder could then be converted. Notwithstanding the foregoing, the holders of the Series A Preferred Stock will not have the right to vote shares of Series A Preferred Stock on as as-converted basis in excess of the Share Cap unless and until the Company obtains the Stockholder Approval.
Certain matters will require the approval of the holders of at least a majority of the shares of Series A Preferred Stock outstanding at such time, voting together as a separate class, including, among others, (i) the authorization, issuance or reclassification of, or any amendments to the charter and bylaws to authorize, create or increase the issued shares of, any class or series of senior or parity equity securities or any security convertible into, or exchangeable or exercisable for, shares of senior or parity equity securities; (ii) the redemption, repurchase or other acquisition of junior equity securities by the Company (other than certain exceptions, such as repurchases of equity securities in connection with the Company’s equity compensation plans or existing DownREIT arrangements); (iii) the incurrence of any additional indebtedness by the Company or its subsidiaries not otherwise permitted under the Company’s indebtedness agreements existing on the Closing Date, as they may be amended, restated, replaced or refinanced from time to time; and (iv) the issuance of any preferred stock or senior securities or securities convertible into preferred stock or senior securities of the Company’s subsidiaries (other than to the Company or the Company’s wholly-owned subsidiaries) in connection with any financing transaction or any capital raising transaction. Additionally, amendments, modifications, supplements, waivers or other changes of any provision of the charter (including the Articles Supplementary) that adversely alters or changes the rights, powers, preferences or privileges of the holders of the Series A Preferred Stock, shall require the approval of holders of 75% of the outstanding shares of Series A Preferred Stock under certain circumstances, or a majority of the outstanding shares of Series A Preferred Stock under other circumstances, voting as a separate class. Finally, the holders of Series A Preferred Stock shall have exclusive voting rights on any charter amendment that would alter the contract rights of only the Series A Preferred Stock.
Shares of Common Stock
Subject to the preferential rights, if any, of holders of any other class or series of our stock, including the Series A Preferred Stock, and to the provisions of our charter relating to the restrictions on ownership and transfer of shares of our stock, holders of our common stock are entitled to receive distributions when authorized by our board of directors and declared by us out of assets legally available for distribution to our stockholders and are entitled to share ratably in our assets legally available for distribution to our stockholders in the event of our liquidation, dissolution or winding-up, after payment of or adequate provision for all of our known debts and liabilities.
Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of our stock and except as is otherwise specified in the terms of any class or series of our stock, including the Series A Preferred Stock, each outstanding share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other class or series of our stock, including the Series A Preferred Stock, the holders of shares of our common stock possess the exclusive voting power. Under our bylaws, directors in uncontested elections are elected upon the affirmative vote of a majority of the total votes cast for and against such nominee at a duly called meeting of stockholders, and directors in contested elections are elected by a plurality of all of the votes cast. Under our current Corporate Governance Guidelines, if an incumbent director receives more votes “against” than votes “for” his or her election in an uncontested election, he or she is required to offer to resign from the board of directors and the nominating and governance committee of the board of directors will consider such offer to resign and recommend to the board of directors whether to accept or reject the resignation offer. The Company will then promptly disclose the decision of the board of directors in a periodic or current report filed with or furnished to the SEC. In both uncontested and contested elections, holders of shares of our common stock have no right to cumulative voting in the election of directors. Consequently, the holders of shares of stock entitled to cast a majority of the votes entitled to be cast in the election of directors can elect all of the directors then standing for election, and the holders of the remaining shares may cast their votes but will be unable to influence the election of directors.
Holders of shares of our common stock generally have no appraisal, preference, conversion, exchange, sinking fund or redemption rights and have no preemptive rights to subscribe for any of our securities. Subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of our stock, shares of our common stock have equal distribution, liquidation and other rights.
Power to Increase or Decrease Authorized Shares of Stock, Reclassify Unissued Shares of Stock and Issue Additional Shares of Common Stock
Our charter authorizes our board of directors, with the approval of a majority of the entire board and without stockholder approval, to amend our charter to increase or decrease the aggregate number of shares of stock or the number of shares of any class or series of stock that we are authorized to issue. Our charter authorizes our board of directors to authorize the issuance from time to time of shares of our common stock.
Our charter authorizes our board of directors to classify and reclassify any unissued shares of our common stock into other classes or series of stock, including one or more classes or series of stock that may have preferences over our common stock with respect to distributions or upon liquidation, and to authorize us to issue the newly classified shares. Prior to the issuance of shares of each new class or series, our board of directors is required by Maryland law and by our charter to set the number of shares in such class or series and, subject to the provisions of our charter regarding the restrictions on ownership and transfer of shares of our stock and subject to the express terms of any class or series of stock then outstanding, including the Series A Preferred Stock, the preferences, conversion and other rights, voting powers (including exclusive voting rights), restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption for each class or series. Therefore, although our board of directors does not currently have any plans to do so, it could authorize the issuance of shares of common stock or preferred stock with terms and conditions that could have the effect of delaying, deferring or preventing a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders.
We believe that the power of our board of directors to approve amendments to our charter to increase or decrease the number of authorized shares of stock, to authorize us to issue additional authorized but unissued shares of common stock and to classify or reclassify unissued shares of common stock and thereafter to authorize us to issue such classified or reclassified shares of stock will provide us with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.
Restrictions on Ownership and Transfer
In order for us to qualify to be taxed as a REIT under the Code, shares of our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year (other than the first year for which an election to qualify to be taxed as a REIT has been made). Also, not more than 50% of the value of the outstanding shares of our stock (after taking into account options to acquire shares of stock) may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities such as private foundations) during the last half of a taxable year (other than the first year for which an election to be a REIT has been made). To qualify to be taxed as a REIT, we must satisfy other requirements as well. See “U.S. Federal Income Tax Considerations—Taxation of OUTFRONT Media Inc.—Requirements for Qualification—General.”
Our charter contains restrictions on the ownership and transfer of shares of our stock that are intended to assist us in complying with these requirements, among other purposes. The relevant sections of our charter provide that, subject to the exceptions described below, no person or entity may own, or be deemed to own, beneficially or by virtue of the applicable constructive ownership provisions of the Code, more than 9.8%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock (the “common stock ownership limit”) or 9.8% in value of the aggregate outstanding shares of all classes or series of our stock (the “aggregate stock ownership limit”). We refer to the common stock ownership limit and the aggregate stock ownership limit collectively as the “ownership limits.” We refer to the person or entity that, but for operation of the ownership limits or another restriction on ownership and transfer of shares of our stock as described below, would beneficially own or constructively own shares of our stock in violation of such limits or restrictions and, if appropriate in the context, a person or entity that would have been the record owner of such shares of our stock as a “prohibited owner.”
The constructive ownership rules under the Code are complex and may cause shares of stock owned beneficially or constructively by a group of related individuals and/or entities to be owned beneficially or constructively by one individual or entity. As a result, the acquisition of less than 9.8%, in value or in number of shares, whichever is more restrictive, of the outstanding shares of our common stock, or less than 9.8% in value of the aggregate outstanding shares of all classes and series of our stock (or the acquisition by an individual or entity of an interest in an entity that owns, beneficially or constructively, shares of our stock), could, nevertheless, cause that individual or entity, or another individual or entity, to own beneficially or constructively shares of our stock in excess of one or both of the ownership limits.
Our board of directors, in its sole discretion, may exempt, prospectively or retroactively, a particular stockholder from the ownership limits or establish a different limit on ownership (the “excepted holder limit”) if we obtain such representations and undertakings from such stockholders as are reasonably necessary for the board of directors to determine that:
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no individual’s beneficial or constructive ownership of our stock will result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify to be taxed as a REIT; and

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such stockholder does not and will not own, actually or constructively, an interest in a customer (i.e., a lessee of real property for purposes of the REIT requirements) of ours (or a customer of any entity owned or controlled by us) that would cause us to own, actually or constructively, more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such customer (or our board of directors determines that revenue derived from such customer will not, individually or in the aggregate with our other revenues, affect our ability to qualify to be taxed as a REIT).

Any violation or attempted violation of any such representations or undertakings will result in such stockholder’s shares of stock being automatically transferred to a charitable trust. As a condition of granting the waiver or establishing an excepted holder limit, our board of directors may require an opinion of counsel or a ruling from the IRS, in either case in form and substance satisfactory to our board of directors, in its sole discretion, in order to determine or ensure our status as a REIT. Notwithstanding any ruling or opinion, our board of directors may impose such conditions or restrictions as it deems appropriate in connection with granting such a waiver or establishing an excepted holder limit.
In connection with granting a waiver of the ownership limits or creating an excepted holder limit or at any other time, our board of directors may from time to time increase or decrease the common stock ownership limit, the aggregate stock ownership limit or both, for all other persons, unless, after giving effect to such increase, five or fewer individuals could beneficially own, in the aggregate, more than 49.9% in value of our outstanding stock or we would otherwise fail to qualify to be taxed as a REIT. A reduced ownership limit will not apply to any person or entity whose percentage ownership of our common stock or our stock of all classes and series, as applicable, is, at the effective time of such reduction, in excess of such decreased ownership limit until such time as such person’s or entity’s percentage ownership of our common stock or our stock of all classes and series, as applicable, equals or falls below the decreased ownership limit, but any further acquisition of shares of our common stock or stock of all other classes or series, as applicable, will violate the decreased ownership limit.
Our charter further prohibits:
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any person from beneficially or constructively owning, applying certain attribution rules of the Code, shares of our stock that would result in our being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise cause us to fail to qualify to be taxed as a REIT;

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any person from transferring shares of our stock if the transfer would result in shares of our stock being beneficially owned by fewer than 100 persons (determined under the principles of Section 856(a)(5) of the Code); and

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any person from beneficially or constructively owning shares of our stock to the extent such ownership would result in us failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code.

Any person who acquires or attempts or intends to acquire beneficial or constructive ownership of shares of our stock that will or may violate the ownership limits or any of the other restrictions on ownership and transfer of shares of our stock described above, or who would have owned shares of our stock transferred to the trust as described below, must immediately give written notice to us of such event or, in the case of an attempted or proposed transaction, give us at least 15 days’ prior written notice and provide us with such other information as we may request in order to determine the effect, if any, of such transfer on our status as a REIT. The foregoing restrictions on ownership and transfer of shares of our stock will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, to be taxed as a REIT or that compliance with the restrictions and limits on ownership and transfer of shares of our stock described above is no longer required.
If any transfer of shares of our stock would result in shares of our stock being beneficially owned by fewer than 100 persons, the transfer will be null and void and the intended transferee will acquire no rights in the shares. In addition, if any purported transfer of shares of our stock or any other event would otherwise result (i) in any person violating the ownership limits or an excepted holder limit established by our board of directors, (ii) in us being “closely held” under Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or otherwise failing to qualify to be taxed as a REIT or (iii) in us failing to qualify as a “domestically controlled qualified investment entity” within the meaning of Section 897(h)(4)(B) of the Code, then that number of shares (rounded up to the nearest whole share) that would cause the violation will be automatically transferred to, and held by, a trust for the exclusive benefit of one or more charitable organizations selected by us, and the intended transferee or other prohibited owner will acquire no rights in the shares. The automatic transfer will be effective as of the close of business on the business day prior to the date of the violative transfer or other event that results in a transfer to the trust. If the transfer to the trust as described above is not automatically effective, for any reason, to prevent a violation of the applicable ownership limits or our being “closely held” under Section 856(h)

of the Code (without regard to whether the ownership interest is held during the last half of a taxable year) or our otherwise failing to qualify to be taxed as a REIT or as a “domestically controlled qualified investment entity,” then our charter provides that the transfer of the shares will be null and void and the intended transferee will acquire no rights in such shares.
Shares of our stock held in the trust will be issued and outstanding shares. The prohibited owner will not benefit economically from ownership of any shares of our stock held in the trust and will have no rights to dividends or other distributions and no rights to vote or other rights attributable to the shares of our stock held in the trust. The trustee of the trust will exercise all voting rights and receive all dividends or other distributions with respect to shares held in the trust for the exclusive benefit of the charitable beneficiary of the trust. Any dividend or other distribution made before we discover that the shares have been transferred to a trust as described above must be repaid by the recipient to the trustee upon demand by us. Subject to Maryland law, effective as of the date that the shares have been transferred to the trust, the trustee will have the authority (at the trustee’s sole discretion) to rescind as void any vote cast by a prohibited owner before our discovery that the shares have been transferred to the trust and to recast the vote in accordance with the desires of the trustee acting for the benefit of the charitable beneficiary. However, if we have already taken irreversible corporate action, then the trustee may not rescind and recast the vote.
Shares of our stock transferred to the trustee are deemed offered for sale to us, or our designee, at a price per share equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, in the case of a devise or gift, the market price (as such term is defined in our charter) at the time of such devise or gift) and (ii) the market price on the date we, or our designee, accept such offer. We may reduce the amount payable to the prohibited owner by the amount of any dividends or other distributions that we made to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above, and we may pay the amount of any such reduction to the trustee for the benefit of the charitable beneficiary. We have the right to accept such offer until the trustee has sold the shares of our stock held in the trust as discussed below. Upon a sale to us, the interest of the charitable beneficiary in the shares sold terminates, and the trustee must distribute the net proceeds of the sale to the prohibited owner and must distribute any distributions held by the trustee with respect to such shares to the charitable beneficiary.
If we do not buy the shares, the trustee must, within 20 days of receiving notice from us of the transfer of shares to the trust, sell the shares to a person designated by the trustee who could own the shares without violating the ownership limits or the other restrictions on ownership and transfer of shares of our stock. After the sale of the shares, the interest of the charitable beneficiary in the shares sold will terminate and the trustee must distribute to the prohibited owner an amount equal to the lesser of (i) the price paid by the prohibited owner for the shares (or, if the prohibited owner did not give value for the shares in connection with the event causing the shares to be held in the trust (for example, in the case of a gift, devise or other such transaction), the market price of the shares on the day of the event causing the shares to be held in the trust) and (ii) the sales proceeds (net of any commissions and other expenses of sale) received by the trust for the shares. The trustee may reduce the amount payable to the prohibited owner by the amount of any dividends or other distribution that we paid to the prohibited owner before we discovered that the shares had been automatically transferred to the trust and that are then owed by the prohibited owner to the trustee as described above. Any net sales proceeds in excess of the amount payable to the prohibited owner must be paid immediately to the charitable beneficiary, together with any distributions thereon. In addition, if, prior to the discovery by us that shares of stock have been transferred to a trust, such shares of stock are sold by a prohibited owner, then (x) such shares will be deemed to have been sold on behalf of the trust and, (y) to the extent that the prohibited owner received an amount for or in respect of such shares that exceeds the amount that such prohibited owner was entitled to receive pursuant to our charter, such excess amount will be paid to the trustee upon demand.
In addition, if our board of directors at any time determines that a transfer or other event has occurred that would violate the restrictions on ownership and transfer of shares of our stock described above or that a person intends to acquire beneficial or constructive ownership of shares that would cause such person to violate the restrictions on ownership and transfer of shares described above (whether or not such violation is intended), our board of directors may take such action as it deems advisable to refuse to give effect to or to prevent such transfer or other event, including, but not limited to, causing us to redeem shares of our stock, refusing to give effect to the transfer on our books or instituting proceedings to enjoin the transfer.
Every owner of 5% or more (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially owns and a description of the manner in which the shares are held. Each such owner must provide to us such additional information as we may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, any person or entity that is a beneficial owner or constructive owner of shares of our stock and any person or entity (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must provide to us such information as we may request in order to determine our status as a REIT and to comply with the requirements of any taxing authority or governmental authority or to determine such compliance and to ensure compliance with the ownership limits. These restrictions on ownership and transfer of shares of our stock took effect upon completion of our initial public offering and will not apply if our board of directors determines, even without approval from our stockholders, that it is no longer in our best interests to attempt to qualify, or to continue to qualify, to be taxed as a REIT or that compliance with any restriction or limitation on ownership and transfer of shares of our stock is no longer required.
The restrictions on ownership and transfer of shares of our stock described above could delay, defer or prevent a transaction or a change in control, including one that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is EQ Shareowner Services. The transfer agent, registrar and conversion and dividend disbursing agent for the Series A Preferred Stock is EQ Shareowner Services.

CERTAIN PROVISIONS OF MARYLAND LAW AND OF OUR CHARTER AND BYLAWS
The following summary of certain provisions of Maryland law and of our charter and bylaws does not purport to be complete and is subject to and qualified in its entirety by reference to the MGCL, our charter and our bylaws. Copies of our charter and bylaws are filed as exhibits to the registration statement of which this prospectus forms a part. See “Where You Can Find More Information.”
Our Board of Directors
Our board of directors currently consists of eight directors. Our charter provides that the number of directors on our board of directors is fixed exclusively by our board of directors pursuant to the bylaws, but may not be fewer than the minimum required by the MGCL, which is one. Our bylaws provide that our board of directors must consist of not less than one and not more than 15 directors.
Election of Directors; Removals; Vacancies
Our bylaws provide that directors in uncontested elections are elected upon the affirmative vote of a majority of the total votes cast for and against such nominee at a duly called meeting of stockholders, and directors in contested elections are elected by a plurality of all of the votes cast.
Our charter provides that, subject to the rights, if any, of holders of any class or series of preferred stock to elect or remove one or more directors, our directors may be removed at any time, but only for cause, as defined in our charter, and then only by the affirmative vote of a majority of all of the votes entitled to be cast generally in the election of directors.
Our charter provides that vacancies on our board of directors may be filled only by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, subject to the rights, if any, of holders of any class or series of preferred stock to fill vacancies. Any director elected to fill a vacancy will serve for the remainder of the full term of the directorship in which the vacancy occurred and until his or her successor is duly elected and qualifies. In addition, certain affiliates of Providence Equity Partners L.L.C. (collectively, the “Providence Purchasers”) have the right to designate one individual for nomination as a director.
Meetings of Stockholders
Our bylaws provide that a meeting of our stockholders for the election of directors and the transaction of any business will be held annually on a date and at the time and place set by our board of directors. Our chairman, our chief executive officer, our president or our board of directors may call a special meeting of our stockholders. Subject to the provisions of our bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders must also be called by our corporate secretary upon the written request of the stockholders entitled to cast not less than a majority of all the votes entitled to be cast on such matter at the meeting and containing the information and certifications required by our bylaws. Our corporate secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our corporate secretary is required to prepare and deliver the notice of the special meeting.
Stockholder Actions by Written Consent
Under the MGCL, stockholder action may be taken only at an annual or special meeting of stockholders or by unanimous written consent in lieu of a meeting unless the charter provides for a lesser percentage. Our charter permits stockholder action by consent in lieu of a meeting to the extent permitted by our bylaws. Our bylaws provide that any action required or permitted to be taken at any meeting of stockholders may be taken without a meeting if a unanimous consent setting forth the action is given in writing or by electronic transmission by each stockholder entitled to vote on the matter and filed with the minutes of proceedings of the stockholders. Notwithstanding the foregoing, the holders of outstanding shares of Series A Preferred Stock may act on any matter which they have sole voting power by delivering a written or electronic consent authorized by the holders of Series A Preferred Stock entitled to cast not less than the minimum number of votes that would be necessary to authorize such action at a meeting of stockholders.
Effects of Certain Provisions of Maryland Law and of Our Charter and Bylaws
The MGCL contains, and our charter and bylaws contain, provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including cause requirements for removal of directors and advance notice requirements for director nominations and other stockholder proposals. Likewise, if the provision in our bylaws opting out of the control share acquisition provisions of the MGCL or the resolution exempting certain business combinations from the business combination provisions of the MGCL were repealed or rescinded, these provisions of the MGCL could have similar antitakeover effects. Further, the restrictions on ownership and transfer of shares of our stock described in the section entitled “Description of Capital Stock—Restrictions on Ownership and Transfer” could delay, defer or prevent a transaction or a change in control, including one that might involve a premium price for our common stock or otherwise be in the best interests of our stockholders.
Advance Notice of Director Nominations, Proxy Access and New Business
Our bylaws provide that, with respect to an annual meeting of our stockholders, nominations of individuals for election to our board of directors and the proposal of other business to be considered by our stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our board of directors or (iii) by any stockholder who was a stockholder of record at the record date set by the board of directors for the purpose of determining stockholders entitled to vote at the meeting, at the time of giving the notice required by our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting on such business or in the election of each such nominee and who has provided notice to us within the time period and containing the information and other materials specified in the advance notice provisions of our bylaws.
With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our board of directors may be made only (i) by or at the direction of our board of directors or (ii) if the meeting has been called for the purpose of electing directors, by any stockholder who was a stockholder of record at the record date set by the board of directors for the purposes of determining stockholders entitled to vote at the meeting, at the time of giving the notice required by our bylaws and at the time of the meeting (and any postponement or adjournment thereof), who is entitled to vote at the meeting in the election of each such nominee and who has provided notice to us within the time period and containing the information and other materials specified in the advance notice provisions of our bylaws.
The advance notice procedures of our bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or other proposals for an annual meeting must be delivered to our corporate secretary at our principal executive office not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the prior year’s annual meeting. In the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of such annual meeting nor later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. With respect to a special meeting, stockholders generally must provide notice to our corporate secretary at our principal executive office not earlier than the 120th day before such special meeting nor later than 5:00 p.m., Eastern Time, on the later of the 90th day before the special meeting or the tenth day after the first public announcement of the date of the special meeting.
In addition to advance notice procedures, the bylaws also include provisions permitting, subject to certain eligibility, procedural and disclosure requirements, stockholders who have maintained continuous qualifying ownership of at least 3% of our outstanding shares of common stock for at least three years to use our annual meeting proxy statement to nominate a number of director candidates not to exceed the greater of two candidates or 20% of the number of directors then up for election.
Amendment of Charter and Bylaws
Under the MGCL, a Maryland corporation generally may not amend its charter unless declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that we generally may amend our charter if such action is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter. Notwithstanding the foregoing, the holders of Series A Preferred Stock have the exclusive right to vote on any charter amendment that would alter the contract rights of only the Series A Preferred Stock.

Our bylaws provide that our board of directors has the exclusive power to adopt, alter or repeal any provision of our bylaws and to make new bylaws.
Transactions Outside the Ordinary Course of Business
Under the MGCL, a Maryland corporation generally may not dissolve, merge or consolidate with, or convert into, another entity, sell all or substantially all of its assets or engage in a statutory share exchange unless the action is declared advisable by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation’s charter. Our charter provides that we generally may not dissolve, merge or consolidate with, or convert into, another entity, sell all or substantially all of our assets or engage in a statutory share exchange unless the action is declared advisable by our board of directors and approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.
Business Combinations
Under the MGCL, certain “business combinations” (including a merger, consolidation, statutory share exchange and, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an “interested stockholder” (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation’s outstanding voting stock or an affiliate or associate of the corporation who, at any time during the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then-outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding shares of voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation, other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation’s common stockholders receive a minimum price (as described in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. A corporation’s board of directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by the board.
The statute permits various exemptions from its provisions, including business combinations that are exempted by the board of directors prior to the time the interested stockholder becomes an interested stockholder. Our board of directors has by resolution exempted from the provisions of the Maryland business combination act all business combinations between us and any other person, provided that such business combination is first approved by our board of directors (including a majority of our directors who are not affiliates or associates of such person). Consequently, the five-year prohibition and the supermajority vote requirements will not apply to a business combination between us and any other person if our board of directors has first approved the combination. As a result, a person may be able to enter into a business combination with us that may not be in the best interests of our stockholders, without compliance with the supermajority vote requirements and other provisions of the statute. We cannot assure you that our board of directors will not amend or repeal this resolution in the future.
Control Share Acquisitions
The MGCL provides that holders of “control shares” of a Maryland corporation (defined as voting shares of stock that, if aggregated with all other shares of stock owned or controlled by the acquirer, would entitle the acquirer to exercise voting power (except solely by virtue of a revocable proxy) in the election of directors within one of three increasing ranges) acquired in a “control share acquisition” (defined as the direct or indirect acquisition of issued and outstanding “control shares,” subject to certain exceptions) have no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. The control share statute does not apply (a) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (b) to acquisitions approved or exempted by the charter or bylaws of the Maryland corporation. Shares owned by the acquirer, officers of the corporation or employees of the corporation who are also directors of the corporation are excluded from shares entitled to vote on the matter.
Our bylaws contain a provision opting out of the control share acquisition statute. This provision may be amended or eliminated at any time in the future by our board of directors.
Subtitle 8
Subtitle 8 of Title 3 of the MGCL permits a Maryland corporation with a class of equity securities registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL that provide for:
•	a classified board;
•	a two-thirds vote requirement for removing a director;
•	a requirement that the number of directors be fixed only by vote of the board of directors;
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a requirement that a vacancy on the board be filled only by a vote of a majority of the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

•	a majority requirement for the calling of a stockholder-requested special meeting of stockholders.
We have opted into the Subtitle 8 provision relating to director vacancies, and, as a result, vacancies on our board may be filled only by a majority of the remaining directors and directors elected by the board to fill vacancies will serve for the remainder of the full term of the directorship in which the vacancy occurred. Through provisions in our charter and bylaws unrelated to Subtitle 8, we (i) vest in the board of directors the exclusive power to fix the number of directorships and (ii) require, unless called by our chairman, our chief executive officer, our president or our board of directors, the written request of stockholders entitled to cast not less than a majority of all of the votes entitled to be cast at such a meeting to call a special meeting.
Forum Selection Clause
Our bylaws provide that, unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum for (a) any derivative action or proceeding brought on our behalf, (b) any action asserting a claim of breach of any duty owed by any of our directors or officers or other employees to us or to our stockholders, (c) any action asserting a claim against us or any of our directors or officers or other employees arising pursuant to any provision of the MGCL or our charter or bylaws or (d) any action asserting a claim against us or any of our directors or officers or other employees that is governed by the internal affairs doctrine shall be, in each case, the Circuit Court for Baltimore City, Maryland, or, if that Court does not have jurisdiction, the United States District Court for the District of Maryland, Baltimore Division.
REIT Qualification
Our charter provides that our board of directors may authorize us to revoke or otherwise terminate our REIT election without approval of our stockholders, if it determines that it is no longer in our best interests to continue to qualify to be taxed as a REIT.
Indemnification and Limitation of Directors’ and Officers’ Liability
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.
The MGCL requires us (unless our charter provides otherwise, which it does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify any present or former director or officer, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with any proceeding to or in which he or she may be made or threatened to be made a party or witness by reason of his or her service in those or other capacities unless it is established that:
•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that a personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses.
In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:
•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and
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a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

Our charter authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•	any present or former director or officer of the Company who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; and
•
any individual who, while a director or officer of the Company and at our request, serves or has served as a director, officer, manager or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

The rights to indemnification and advancement of expenses provided by our charter and bylaws vest immediately upon an individual’s election as a director or officer. Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of the Company in any of the capacities described above and to any employee of the Company or a predecessor of the Company.
The indemnification and payment or reimbursement of expenses provided by the indemnification provisions of our charter and bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any statute, bylaw, resolution, insurance, agreement, vote of stockholders or disinterested directors or otherwise.
In addition, we have entered into separate indemnification agreements with each of our directors. Each indemnification agreement provides, among other things, for indemnification as provided in the agreement and otherwise to the fullest extent permitted by law and our charter and bylaws against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such advancement.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following is a summary of U.S. federal income tax considerations generally applicable to an investment in our common stock. This summary does not discuss the consequences of an investment in shares of our preferred stock. For purposes of this section, references to “customers” are to persons who are treated as lessees of real property for purposes of the REIT requirements. This summary is based upon the Code, the regulations promulgated by the U.S. Department of the Treasury (the “Treasury”), rulings and other administrative pronouncements issued by the IRS, and judicial decisions, all as currently in effect, and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. The summary is also based upon the assumption that we and our subsidiaries and affiliated entities will operate in accordance with our and their applicable organizational documents. This summary is for general information only, is based on current law, and is not tax advice. It does not discuss any state, local or non-U.S. tax consequences relevant to us or an investment in our common stock, nor does it purport to discuss all aspects of U.S. federal income taxation that may be important to a particular investor in light of its investment or tax circumstances or to investors subject to special tax rules, such as:
•	banks or other financial institutions;
•	insurance companies;
•	broker-dealers;
•	regulated investment companies;
•	partnerships, other pass-through entities and trusts;
•	persons who hold our stock on behalf of other persons as nominees;
•	persons who receive our stock as compensation;
•	persons holding our stock as part of a “straddle,” “hedge,” “conversion transaction,” “synthetic security” or other integrated investment;
•	persons subject to special accounting rules as a result of any item of gross income with respect to our stock being taken into account in an applicable financial statement;
•	U.S. persons that have a functional currency other than the U.S. dollar;
and, except to the extent discussed below:
•	tax-exempt organizations (including individual retirement and other tax-deferred accounts); and
•	foreign investors.
This summary assumes that investors will hold their common stock as a capital asset, which generally means as property held for investment.
The U.S. federal income tax treatment of holders of our common stock depends, in some instances, on determinations of fact and interpretations of complex provisions of U.S. federal income tax law for which no clear precedent or authority may be available. In addition, the tax consequences to any particular holder of our common stock will depend on the holder’s particular tax circumstances. You are urged to consult your tax advisor regarding the specific tax considerations applicable to you with respect to holding or disposing of our common stock.
Taxation of OUTFRONT Media Inc.
We elected to be taxed as a REIT under Sections 856 through 860 of the Code, commencing with our taxable year beginning July 17, 2014. We believe we have been organized and have operated in a manner that allows us to qualify for taxation as a REIT under the Code commencing with our taxable year beginning July 17, 2014, and intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual annual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate, in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify.”

The sections of the Code and the corresponding Treasury regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following sets forth certain aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its stockholders. Skadden, Arps, Slate, Meagher & Flom LLP (“REIT Tax Counsel”) has acted as our tax counsel in connection with this prospectus and our election to be taxed as a REIT.
REIT Tax Counsel has rendered an opinion to us to the effect that, commencing with our taxable year beginning July 17, 2014, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT, and that our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. Investors should be aware, however, that opinions of counsel are not binding on the IRS or any court. The opinion of REIT Tax Counsel represents only the view of REIT Tax Counsel, based on its review and analysis of existing law and on various assumptions and representations as to factual matters and covenants made by us, including representations relating to the values of our assets and the sources of our income. The opinion was expressed as of the date issued. REIT Tax Counsel will have no obligation to advise us or the holders of our securities of any subsequent change in the matters stated, represented or assumed or of any subsequent change in applicable law. Furthermore, both the validity of the opinion of REIT Tax Counsel and our qualification to be taxed as a REIT depend on our satisfaction of certain asset, income, organizational, distribution, stockholder ownership and other requirements on a continuing basis, the results of which will not be monitored by REIT Tax Counsel. Our ability to satisfy the asset tests depends upon our analysis of the characterization and fair market values of our assets, some of which are not susceptible to a precise determination, and for which we will not obtain independent appraisals and all of which have not been and will not be reviewed by REIT Tax Counsel. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements. See “—Failure to Qualify.” Further, the anticipated income tax treatment described in this summary may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. REIT Tax Counsel has no obligation to update its opinion subsequent to its date.
We have received a private letter ruling from the IRS with respect to certain issues relevant to our qualification to be taxed as a REIT. The ruling provides, subject to the terms and conditions contained therein, that our lease revenues from certain advertising structures and sites and certain services that we, an independent contractor or a TRS may provide, directly or through subsidiaries, to our customers, will enable us to qualify to be taxed as a REIT. Although we may generally rely upon the ruling, no assurance can be given that the IRS will not challenge our qualification to be taxed as a REIT on the basis of other issues or facts outside the scope of the ruling.
Taxation of REITs in General
As indicated above, our qualification and taxation as a REIT depend upon our ability to meet, on a continuing basis, various qualification requirements imposed upon REITs by the Code. The material qualification requirements are summarized below under “—Requirements for Qualification-General.” While we intend to operate so that we continue to qualify to be taxed as a REIT, no assurance can be given that the IRS will not challenge our qualification or that we will be able to operate in accordance with the REIT requirements in the future. See “—Failure to Qualify.”
Provided that we qualify to be taxed as a REIT, we will generally be entitled to a deduction for dividends that we pay and therefore will not be subject to U.S. federal corporate income tax on our net taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” at the corporate and stockholder levels that generally results from an investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level.
In any year in which we qualify to be taxed as a REIT, we will nonetheless be subject to U.S. federal tax in the following circumstances:
•	We will be taxed at regular corporate rates on any undistributed net taxable income, including undistributed net capital gains.
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If we have net income from prohibited transactions, which are, in general, sales or other dispositions of inventory or property held primarily for sale to customers in the ordinary course of business, other than foreclosure property, such income will be subject to a 100% tax. See “—Prohibited Transactions” and “—Foreclosure Property.”

•
If we elect to treat property that we acquire in connection with a foreclosure of a mortgage loan or certain leasehold terminations as “foreclosure property,” we may thereby avoid the 100% tax on gain from a resale of that property (if the sale would otherwise constitute a prohibited transaction), but the income from the sale or operation of the property may be subject to corporate income tax at the highest applicable rate.

•
If we fail to satisfy the 75% gross income test or the 95% gross income test, as discussed below, but nonetheless maintain our qualification to be taxed as a REIT because we satisfy other requirements, we will be subject to a 100% tax on an amount based on the magnitude of the failure, as adjusted to reflect the profit margin associated with our gross income.

•
If we violate the asset tests (other than certain de minimis violations) or other requirements applicable to REITs, as described below, and yet maintain our qualification to be taxed as a REIT because there is reasonable cause for the failure and other applicable requirements are met, we may be subject to a penalty tax. In that case, the amount of the penalty tax will be at least $50,000 per failure, and, in the case of certain asset test failures, will be determined as the amount of net income generated by the non-qualifying assets in question multiplied by the highest corporate tax rate if that amount exceeds $50,000 per failure.

•
If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of the required distribution over the sum of (a) the amounts that we actually distributed and (b) the amounts we retained and upon which we paid income tax at the corporate level.

•
We may be required to pay monetary penalties to the IRS in certain circumstances, including if we fail to meet recordkeeping requirements intended to monitor our compliance with rules relating to the composition of a REIT’s stockholders, as described below in “—Requirements for Qualification— General.”

•	A 100% tax may be imposed on transactions between us and a TRS that do not reflect arm’s-length terms.
•	The earnings of our domestic TRSs will generally be subject to U.S. federal corporate income tax.
In addition, we and our subsidiaries may be subject to a variety of taxes, including payroll taxes and state, local, and foreign income, property, gross receipts and other taxes on our assets and operations. We could also be subject to tax in situations and on transactions not presently contemplated.
Any net operating losses, foreign tax credits and other tax attributes generally do not pass through to our stockholders, subject to special rules for certain items such as the capital gains that we recognize. See “—Taxation of Stockholders—Taxation of Taxable U.S. Holders—Distributions.”
Requirements for Qualification-General
The Code defines a REIT as a corporation, trust or association:
(1)	that is managed by one or more trustees or directors;
(2)	the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;
(3)	that would be taxable as a domestic corporation but for its election to be subject to tax as a REIT;
(4)	that is neither a financial institution nor an insurance company subject to specific provisions of the Code;
(5)	the beneficial ownership of which is held by 100 or more persons;
(6)
in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by five or fewer “individuals” (as defined in the Code to include specified tax-exempt entities); and

(7)	that meets other tests described below, including with respect to the nature of its income and assets.
The Code provides that conditions (1) through (4) must be met during the entire taxable year, and that condition (5) must be met during at least 335 days of a taxable year of twelve months, or during a proportionate part of a shorter taxable year. Conditions (5) and (6) need not be met during a corporation’s initial tax year as a REIT (which, in our case, was 2014). Our charter provides restrictions regarding the ownership and transfers of shares of our stock, which are intended to assist us in satisfying the stock ownership requirements described in conditions (5) and (6) above, among other purposes. These restrictions, however, may not ensure that we, in all cases, will be able to satisfy the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next two sentences, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirements described in condition (6) above, we will be treated as having met this requirement. Moreover, if our failure to satisfy the share ownership requirements is due to reasonable cause and not willful neglect, we may retain our REIT qualification but will be required to pay a penalty of $50,000 for each such failure.
To monitor compliance with the stock ownership requirements, we generally are required to maintain records regarding the actual ownership of our stock. To do so, we must demand written statements each year from the record holders of significant percentages of our stock pursuant to which the record holders must disclose the actual owners of the stock (i.e., the persons required to include our dividends in their gross income). We must maintain a list of those persons failing or refusing to comply with this demand as part of our records. We could be subject to monetary penalties if we fail to comply with these recordkeeping requirements. If any such record holder fails or refuses to comply with the demands, such record holder will be required by Treasury regulations to submit a statement with such record holder’s tax return disclosing such record holder’s actual ownership of our stock and other information.
In addition, a corporation generally may not elect to become a REIT unless its taxable year is the calendar year. We adopted December 31 as our year-end, and thereby satisfy this requirement.
Effect of Subsidiary Entities
Ownership of Partnership Interests. We own and operate certain assets through entities treated as partnerships for U.S. federal income tax purposes. Treasury regulations provide that we are deemed to own our proportionate share of a partnership’s assets, and to earn our proportionate share of a partnership’s income, for purposes of the asset and gross income tests applicable to REITs. Our proportionate share of a partnership’s assets and income is based on our capital interest in the partnership (except that for purposes of the 10% value test, described below, our proportionate share of the partnership’s assets is based on our proportionate interest in the equity and certain debt securities issued by the partnership). In addition, the assets and gross income of a partnership are deemed to retain the same character in our hands. Thus, our proportionate share of the assets and items of income of any of our subsidiary partnerships will be treated as our assets and items of income for purposes of applying the REIT requirements.
If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify to be taxed as a REIT unless we were entitled to relief, as described below under “—Income Tests—Failure to Satisfy the Gross Income Tests” and “—Asset Tests.”
Allocations of Income, Gain, Loss and Deduction. A partnership agreement (or, in the case of a limited liability company treated as a partnership for U.S. federal income tax purposes, the limited liability company agreement) will generally determine the allocation of partnership income and loss among partners. Generally, section 704(b) of the Code and the applicable Treasury Regulations require that partnership allocations respect the economic arrangement of the partners. If an allocation of partnership income or loss does not comply with the requirements of section 704(b) of the Code and the Treasury regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. Our subsidiary partnerships’ allocations of taxable income and loss are intended to comply with the requirements of section 704(b) of the Code and the applicable Treasury regulations.
Tax Allocations with Respect to Contributed Assets. Under the Code and the Treasury regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for tax purposes so that the contributing partner is charged with, or benefits from, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution. Such allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. To the extent that any of our subsidiary partnerships acquires appreciated (or depreciated) properties by way of capital contributions from its partners, allocations would need to be made in a manner consistent with these requirements. This could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if the contributed assets were acquired in a cash purchase, and could cause us to be allocated taxable gain upon a sale of contributed assets in excess of the economic or book income allocated to us as a result of such sale. These adjustments could make it more difficult for us to satisfy the REIT distribution requirements.
Partnership Audit Rules. The Bipartisan Budget Act of 2015 imposes rules applicable to U.S. federal income tax audits of partnerships (such as certain of our subsidiaries) and the collection of any tax resulting from any such audits or other tax proceedings. Under these rules, the partnership itself may be liable for an increase in taxes that would ordinarily apply at the partner level (including interest and penalties) resulting from an adjustment of partnership tax items on audit, regardless of changes in the composition of the partners (or their relative ownership) between the year under audit and the year of the adjustment. The rules also include an elective alternative method under which the additional taxes resulting from the adjustment are assessed from the affected partners, subject to a higher rate of interest than otherwise would apply. These changes could increase the U.S. federal income tax, interest, and/or penalties otherwise borne by us in the event of a U.S. federal income tax audit of a subsidiary partnership.
Disregarded Subsidiaries. If we own a corporate subsidiary that is a “qualified REIT subsidiary,” that subsidiary is generally disregarded as a separate entity for U.S. federal income tax purposes, and all of the subsidiary’s assets, liabilities and items of income, deduction and credit are treated as our assets, liabilities and items of income, deduction and credit, including for purposes of the gross income and asset tests applicable to REITs. A qualified REIT subsidiary is any corporation, other than a TRS (as described below), that is directly, or indirectly through disregarded subsidiaries, wholly owned by a REIT. Other entities that are wholly owned by us, including single-member limited liability companies that have not elected to be taxed as corporations for U.S. federal income tax purposes, are also generally disregarded as separate entities for U.S. federal income tax purposes, including for purposes of the REIT income and asset tests. Disregarded subsidiaries, along with any partnerships in which we hold an equity interest, are sometimes referred to herein as “pass-through subsidiaries.”
In the event that a disregarded subsidiary of ours ceases to be wholly owned-for example, if any equity interest in the subsidiary is acquired by a person other than us or another disregarded subsidiary of ours-the subsidiary’s separate existence would no longer be disregarded for U.S. federal income tax purposes. Instead, the subsidiary would have multiple owners and would be treated as either a partnership or a corporation.
Such an event could, depending on the circumstances, adversely affect our ability to satisfy the various asset and gross income requirements applicable to REITs, including the requirement that REITs generally may not own, directly or indirectly, more than 10% of the securities of another corporation that is not treated as a REIT or a qualified REIT subsidiary (a “taxable subsidiary corporation”) or as a TRS. See “—Asset Tests” and “—Income Tests.”
Taxable REIT Subsidiaries. In general, we may jointly elect with a subsidiary corporation, whether or not wholly owned, to treat such subsidiary corporation as a TRS. We generally may not own more than 10% of the securities of a taxable corporation, as measured by voting power or value, unless we and such corporation elect to treat such corporation as a TRS. A TRS includes any entity treated as a corporation (other than a REIT) with respect to which another TRS owns securities possessing more than 35% of the total voting power or value of the outstanding securities of such corporation. The separate existence of a TRS or other taxable corporation is not ignored for U.S. federal income tax purposes. Accordingly, a TRS or other taxable subsidiary corporation generally is subject to corporate income tax on its earnings, which may reduce the cash flow that we and our subsidiaries generate in the aggregate, and may reduce our ability to make distributions to our stockholders.
We are not treated as holding the assets of a TRS or other taxable subsidiary corporation or as receiving any income that the subsidiary earns. Rather, the stock issued by a taxable subsidiary corporation to us is an asset in our hands, and we treat the dividends paid to us from such taxable subsidiary corporation, if any, as income. This treatment can affect our income and asset test calculations, as described below. Because we do not include the assets and income of TRSs or other taxable subsidiary corporations on a look-through basis in determining our compliance with the REIT requirements, we may use such entities to undertake indirectly activities that the REIT rules might otherwise preclude us from doing directly or through pass-through subsidiaries. For example, we may use TRSs or other taxable subsidiary corporations to perform services or conduct activities that give rise to certain categories of income or to conduct activities that, if conducted by us directly, would be treated in our hands as prohibited transactions.
The REIT rules impose a 100% excise tax on transactions between a TRS and its parent REIT or the REIT’s customers that are not conducted on an arm’s-length basis, including interest payments from a TRS to its parent REIT. See “—Penalty Tax.” We intend that all of our transactions with our TRSs, if any, will be conducted on an arm’s-length basis.
Interest Deduction Limitations
Section 163(j) of the Code limits the deductibility of net interest expense paid or accrued on debt properly allocable to a trade or business to 30% of “adjusted taxable income,” subject to certain exceptions (the “30% Limitation”). Any deduction in excess of the 30% Limitation is carried forward and may be used in a subsequent year, subject to the 30% Limitation. Adjusted taxable income is determined without regard to certain deductions, including those for net interest expense, net operating loss carryforwards and, for taxable years beginning before January 1, 2022, depreciation, amortization and depletion. Provided the taxpayer makes a timely election (which is irrevocable), the 30% Limitation does not apply to a trade or business involving real property development, redevelopment, construction, reconstruction, rental, operation, acquisition, conversion, disposition, management, leasing or brokerage. If we make this election, we must use a generally less favorable depreciation system under the Code for our real property (including certain improvements). If we do not make the election or if the election is determined not to be available with respect to all or certain of our business activities, the 30% Limitation could change the amount of REIT taxable income we have and thus change the amount of distributions we must make to comply with the REIT requirements and avoid incurring corporate level tax.
Income Tests
In order to qualify to be taxed as a REIT, we must satisfy two gross income requirements on an annual basis. First, at least 75% of our gross income for each taxable year, excluding gross income from sales of inventory or dealer property in “prohibited transactions,” discharge of indebtedness and certain hedging transactions, generally must be derived from “rents from real property,” gains from the sale of real property, mortgages on real property, and shares in other REITs, interest income derived from mortgage loans secured by real property (including certain types of mortgage- backed securities), dividends received from other REITs, and specified income from temporary investments. Second, at least 95% of our gross income in each taxable year, excluding gross income from prohibited transactions, discharge of indebtedness and certain hedging transactions, must be derived from some combination of income that qualifies under the 75% gross income test described above, as well as other dividends, interest, and gain from the sale or disposition of stock or securities, which need not have any relation to real property.
Rents from Real Property. Rents we receive from a customer will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the conditions described below are met.
•
The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•
Neither we nor an actual or constructive owner of 10% or more of our stock actually or constructively owns 10% or more of the interests in the assets or net profits of a noncorporate customer, or, if the customer is a corporation (but excluding any TRS), 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the customer. Rents we receive from such a customer that is a TRS of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the TRS are substantially comparable to rents paid by our other customers for comparable space. Whether rents paid by a TRS are substantially comparable to rents paid by other customers is determined at the time the lease with the TRS is entered into, extended, or modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled TRS” is modified and such modification results in an increase in the rents payable by such TRS, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled TRS” is a TRS in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such TRS;
•
Rent attributable to personal property that is leased in connection with a lease of real property is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property”; and

•
We generally do not operate or manage the property or furnish or render services to our customers, subject to a 1% de minimis allowance. We are permitted, however, to perform directly certain services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these permitted services include the provision of electricity or other utilities, trash removal and general maintenance of common areas. In addition, we are permitted to employ an independent contractor from whom we derive no revenues, or a TRS, which must be wholly or partially owned by us, to provide non-customary services to our customers without causing the rent that we receive from those customers to fail to qualify as “rents from real property.”

We generally do not intend to receive rent that fails to satisfy any of the above conditions. Notwithstanding the foregoing, we may have taken and may continue to take actions which fail to satisfy one or more of the above conditions to the extent that we determine, based on the advice of REIT Tax Counsel, that those actions will not jeopardize our tax status as a REIT.
The value of our assets is primarily attributable to our outdoor advertising structure and sites. Billboards are generally located on sites leased through agreements with landowners. Billboard displays can be either static or digital and can come in a variety of forms, including freestanding billboard displays and displays on the exterior and roofs of buildings. Advertising displays may also be placed on the interior and exterior of rail and subway cars and buses, as well as on benches, trams, trains, transit shelters, urban panels (i.e., smaller-sized billboards located at transit entrances), street kiosks and transit platforms. We generally own the physical billboard structures on which our customers display advertising copy, hold the legal permits to display advertising thereon and lease the underlying sites. We estimate that approximately 75% of our billboard structures in the United States are “legal nonconforming” billboards, meaning they were legally constructed under laws in effect at the time they were built, but could not be constructed under current laws. These structures are often in areas where it is difficult or not permitted to build additional billboards under current laws, which enhances the value of our portfolio. We also hold exclusive multiyear contracts with municipalities and transit operators in many large cities, including Los Angeles, Washington, D.C. and New York City, to operate advertising structures and sites within their transit systems. We will lease and sublease displays on our advertising structures and sites pursuant to advertising agreements.
Further, we or our affiliates will provide certain services to customers of our advertising structures and sites. Certain of our outdoor advertising assets described above are treated as real property for purposes of the REIT gross income tests, and therefore the rent payments received pursuant to the advertising agreements with respect to such assets are treated as rents from real property for purposes of the REIT gross income tests. We structure our provision of services to our customers in a manner that does not prevent our rental income from qualifying as “rents from real property.” We have received a private letter ruling from the IRS with respect to certain issues relevant to our qualification to be taxed as a REIT. The ruling provides, subject to the terms and conditions contained therein, that amounts received by us pursuant to certain of our advertising agreements, including for certain services that we, independent contractors or TRSs may provide, directly or through subsidiaries, to our customers, will enable us to qualify to be taxed as a REIT. Although we may generally rely upon the ruling, no assurance can be given that the IRS will not challenge our qualification to be taxed as a REIT on the basis of other issues or facts outside the scope of the ruling.
We intend to cause any services that are not “usually or customarily rendered,” or that are for the benefit of a particular customer in connection with the rental of real property, to be provided through a TRS or through an “independent contractor.” However, no assurance can be given that the IRS will concur with our determination as to whether a particular service is usual or customary, or otherwise in this regard.
Interest Income. Interest income constitutes qualifying mortgage interest for purposes of the 75% gross income test (as described above) to the extent that the obligation upon which such interest is paid is secured by a mortgage on real property or on an interest in real property. If we receive interest income with respect to a mortgage loan that is secured by both real property and other property, and the highest principal amount of the loan outstanding during a taxable year exceeds the fair market value of the real property on the date that we acquired or originated the mortgage loan, the interest income will generally be apportioned between the real property and the other collateral, and our income from the arrangement will qualify for purposes of the 75% gross income test only to the extent that the interest is allocable to the real property. In certain cases, personal property collateral securing a loan that we hold may be treated as real property for purposes of the foregoing rules. Even if a loan is not secured by real property, or is undersecured, the income that it generates may nonetheless qualify for purposes of the 95% gross income test. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.
Dividend Income. We may directly or indirectly receive distributions from TRSs or other taxable subsidiary corporations. These distributions generally are treated as dividend income to the extent of the earnings and profits of the distributing corporation. Such distributions will generally constitute qualifying income for purposes of the 95% gross income test, but not for purposes of the 75% gross income test. Any dividends that we receive from another REIT, however, will be qualifying income for purposes of both the 95% and 75% gross income tests.
Fee Income. Any fee income that we earn will generally not be qualifying income for purposes of either gross income test. Any fees earned by a TRS, however, will not be included for purposes of our gross income tests.
Hedging Transactions. Any income or gain that we or our pass-through subsidiaries derive from instruments that hedge certain specified risks, such as the risk of changes in interest rates, will be excluded from gross income for purposes of both the 75% and 95% gross income tests, provided that specified requirements are met, including the requirement that the instrument is entered into during the ordinary course of our business and that the instrument be properly identified as a hedge along with the risk that it hedges within prescribed time periods. Income and gain from all other hedging transactions will not be qualifying income for either the 95% or 75% gross income test.
Failure to Satisfy the Gross Income Tests. If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may still qualify to be taxed as a REIT for such year if we are entitled to relief under applicable provisions of the Code. These relief provisions will be generally available if (i) our failure to meet these tests was due to reasonable cause and not due to willful neglect and (ii) following our identification of the failure to meet the 75% or 95% gross income test for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income test for such taxable year in accordance with Treasury regulations, which have not yet been issued. It is not possible to state whether we would be entitled to the benefit of these relief provisions in all circumstances. If these relief provisions are inapplicable to a particular set of circumstances, we will not qualify to be taxed as a REIT. Even if these relief provisions apply, and we retain our status as a REIT, we will be required to pay a tax equal to (1) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (2) a fraction intended to reflect our profitability (generally, our REIT taxable income divided by our gross income). We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.
Asset Tests
At the close of each calendar quarter, we must also satisfy five tests relating to the nature of our assets. First, at least 75% of the value of our total assets must be represented by some combination of “real estate assets,” cash, cash items, U.S. government securities, and, under some circumstances, stock or debt instruments purchased with new capital. For this purpose, real estate assets include interests in real property (and certain ancillary personal property), stock of other corporations that qualify as REITs, some kinds of mortgage-backed securities and mortgage loans, and debt instruments (whether or not secured by real property) that are issued by a “publicly offered REIT” (i.e., a REIT that is required to file annual and periodic reports with the SEC under the Exchange Act). Assets that do not qualify for purposes of the 75% asset test are subject to the additional asset tests described below.
Second, the value of any one issuer’s securities that we own may not exceed 5% of the value of our total assets.
Third, we may not own more than 10% of any one issuer’s outstanding securities, as measured by either voting power or value. The 5% and 10% asset tests do not apply to securities of TRSs and qualified REIT subsidiaries, and the 10% value test does not apply to “straight debt” having specified characteristics and to certain other securities described below. Solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code.
Fourth, the aggregate value of all securities of TRSs that we hold, may not exceed 20% of the value of our total assets.
Fifth, no more than 25% of the total value of our assets may be represented by “nonqualified publicly offered REIT debt instruments” (i.e., real estate assets that would cease to be real estate assets if debt instruments issued by publicly offered REITs were not included in the definition of real estate assets).
Notwithstanding the general rule, as noted above, that for purposes of the REIT income and asset tests we are treated as owning our proportionate share of the underlying assets of a subsidiary partnership, if we hold indebtedness issued by a partnership, the indebtedness will be subject to, and may cause a violation of, the asset tests unless the indebtedness is a qualifying mortgage asset or other conditions are met. Similarly, although stock of a non-publicly offered REIT is a qualifying asset for purposes of the REIT asset tests, any non-mortgage debt that is issued by another REIT may not so qualify (although such debt will not be treated as “securities” for purposes of the 10% value test, as explained below).
Certain securities will not cause a violation of the 10% value test described above. Such securities include instruments that constitute “straight debt,” which term generally excludes, among other things, securities having contingency features. A security does not qualify as “straight debt” where a REIT (or a controlled TRS of the REIT) owns other securities of the same issuer which do not qualify as straight debt, unless the value of those other securities constitute, in the aggregate, 1% or less of the total value of that issuer’s outstanding securities. In addition to straight debt, the Code provides that certain other securities will not violate the 10% value test. Such securities include (i) any loan made to an individual or an estate, (ii) certain rental agreements pursuant to which one or more payments are to be made in subsequent years (other than agreements between a REIT and certain persons related to the REIT under attribution rules), (iii) any obligation to pay rents from real property, (iv) securities issued by governmental entities that are not dependent in whole or in part on the profits of (or payments made by) a nongovernmental entity, (v) any security (including debt securities) issued by another REIT and (vi) any debt instrument issued by a partnership if the partnership’s income is of a nature that it would satisfy the 75% gross income test described above under “—Income Tests.” In applying the 10% value test, a debt security issued by a partnership is not taken into account to the extent, if any, of the REIT’s proportionate interest in the equity and certain debt securities issued by that partnership.
No independent appraisals have been obtained to support our conclusions as to the value of our total assets or the value of any particular security or securities. Moreover, the values of some assets may not be susceptible to a precise determination, and values are subject to change in the future. Furthermore, the proper classification of an instrument as debt or equity for U.S. federal income tax purposes may be uncertain in some circumstances, which could affect the application of the REIT asset requirements. Accordingly, there can be no assurance that the IRS will not contend that our interests in our subsidiaries or in the securities of other issuers will not cause a violation of the REIT asset tests.
However, certain relief provisions are available to allow REITs to satisfy the asset requirements or to maintain REIT qualification notwithstanding certain violations of the asset tests and other requirements. For example, if we should fail to satisfy the asset tests at the end of a calendar quarter such a failure would not cause us to lose our REIT qualification if (i) we satisfied the asset tests at the close of the preceding calendar quarter and (ii) the discrepancy between the value of our assets and the asset requirements was not wholly or partly caused by an acquisition of non-qualifying assets, but instead arose from changes in the relative market values of our assets. If the condition described in (ii) was not satisfied, we still could avoid disqualification by eliminating any discrepancy within 30 days after the close of the calendar quarter in which it arose or by making use of the relief provisions described above.
In the case of de minimis violations of the 10% and 5% asset tests, a REIT may maintain its qualification despite a violation of such requirements if (i) the value of the assets causing the violation does not exceed the lesser of 1% of the REIT’s total assets and $10,000,000 and (ii) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or the relevant tests are otherwise satisfied within that time frame.
Even if we did not qualify for the foregoing relief provisions, one additional provision allows a REIT that fails one or more of the asset tests to nevertheless maintain its REIT qualification if (i) the REIT provides the IRS with a description of each asset causing the failure, (ii) the failure is due to reasonable cause and not willful neglect, (iii) the REIT pays a tax equal to the greater of (a) $50,000 per failure and (b) the product of the net income generated by the assets that caused the failure multiplied by the highest applicable corporate tax rate and (iv) the REIT either disposes of the assets causing the failure within six months after the last day of the quarter in which it identifies the failure, or otherwise satisfies the relevant asset tests within that time frame.
Annual Distribution Requirements
In order to qualify to be taxed as a REIT, we are required to annually distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to:
(i)	the sum of
(a)	90% of our REIT taxable income, computed without regard to our net capital gains and the deduction for dividends paid; and
(b)	90% of our after tax net income, if any, from foreclosure property (as described below); minus
(ii)	the excess of the sum of specified items of non-cash income over 5% of our REIT taxable income.
For these purposes, our “REIT taxable income” is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income means income attributable to leveling of stepped rents, original issue discount on purchase money debt, cancellation of indebtedness, and any like-kind exchanges that are later determined to be taxable.
In addition, if we dispose of any asset we acquired from a corporation that is or has been a C corporation in a transaction in which our basis in the asset is determined by reference to the basis of the asset in the hands of that C corporation, within the five-year period following our acquisition of such asset, we would be required to distribute at least 90% of the after-tax gain, if any, we recognized on the disposition of the asset.
We generally must make dividend distributions in the taxable year to which they relate. Dividend distributions may be made in the following year in two circumstances. First, if we declare a dividend in October, November, or December of any year with a record date in one of these months and pay the dividend on or before January 31 of the following year, such distributions are treated as both paid by us and received by each stockholder on December 31 of the year in which they are declared. Second, distributions may be made in the following year if they are declared before we timely file our tax return for the year and if made with or before the first regular dividend payment after such declaration. These distributions are taxable to our stockholders in the year in which paid, even though the distributions relate to our prior taxable year for purposes of the 90% distribution requirement.
For any year in which we do not qualify as a “publicly offered REIT” within the meaning of the Code, in order for such distributions to be counted as satisfying the annual distribution requirements for REITs, and to provide us with a REIT-level tax deduction, the distributions must not be “preferential dividends.” A dividend is not a preferential dividend if the distribution is (i) pro rata among all outstanding shares of stock within a particular class and (ii) in accordance with any preferences among different classes of stock as set forth in our organizational documents.
To the extent that we do not distribute all our net capital gain or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be subject to tax at ordinary corporate tax rates on the retained portion. We may elect to retain, rather than distribute, some or all of our net long-term capital gains and pay tax on such gains. In this case, we could elect for our stockholders to include their proportionate shares of such undistributed long-term capital gains in income, and to receive a corresponding credit for their share of the tax that we paid. Our stockholders would then increase the adjusted basis of their stock by the difference between (i) the amounts of capital gain dividends that we designated and that they include in their taxable income, minus (ii) the tax that we paid on their behalf with respect to that income.
To the extent that in the future we may have available net operating losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. Such losses, however, will generally not affect the character, in the hands of our stockholders, of any distributions that are actually made as ordinary dividends or capital gains. See “—Taxation of Stockholders—Taxation of Taxable U.S. Holders” and “—Taxation of Stockholders-Distributions.”
If we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for such year, (ii) 95% of our capital gain net income for such year and (iii) any undistributed net taxable income from prior periods, we will be subject to a nondeductible 4% excise tax on the excess of such required distribution over the sum of (a) the amounts actually distributed, plus (b) the amounts of income we retained and on which we have paid corporate income tax.
In an acquisition of a C corporation in a transaction in which the basis of the corporation’s assets in our hands is determined by reference to the basis of the assets in the hands of the acquired corporation (a “Carry-Over Basis Transaction”), we may succeed to the tax liabilities and earnings and profits of the acquired C corporation. To qualify as a REIT, we must distribute any such earnings and profits by the close of the taxable year in which the transaction occurs. Any adjustments to the acquired corporation’s income for taxable years ending on or before the date of the transaction, including as a result of an examination of the corporation’s tax returns by the IRS, could affect the calculation of the corporation’s earnings and profits. If the IRS were to determine that we acquired earnings and profits from a corporation that we failed to distribute prior to the end of the taxable year in which the Carry-Over Basis Transaction occurred, we could avoid disqualification as a REIT by using “deficiency dividend” procedures. Under these procedures, we generally would be required to distribute any such earnings and profits to our stockholders within 90 days of the determination and pay a statutory interest charge at a specified rate to the IRS.
We expect that our REIT taxable income will be less than our cash flows because of depreciation and other noncash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt, acquire assets, or for other reasons. If these timing differences occur, we may sell assets, borrow funds to pay dividends, or pay dividends through the distribution of other property (including shares of our stock) in order to meet the distribution requirements while preserving our cash. Alternatively, we may declare a taxable dividend payable in cash or stock at the election of each stockholder, where the aggregate amount of cash to be distributed in such dividend may be subject to limitation. In such case, for U.S. federal income tax purposes, taxable stockholders receiving such dividends will be required to include the full amount of the dividend as ordinary income to the extent of our current and accumulated earnings and profits.
If our taxable income for a particular year is subsequently determined to have been understated, we may be able to rectify a resultant failure to meet the distribution requirements for a year by paying “deficiency dividends” to stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In this case, we may be able to avoid losing REIT qualification or being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described above. We will be required to pay interest based on the amount of any deduction taken for deficiency dividends.
Prohibited Transactions
Net income that we derive from a prohibited transaction is subject to a 100% tax. The term “prohibited transaction” generally includes a sale or other disposition of property (other than foreclosure property, as discussed below) that is held as inventory or primarily for sale to customers in the ordinary course of a trade or business. We intend to conduct our operations so that no asset that we own (or are treated as owning) will be treated as, or as having been, held as inventory or for sale to customers, and that a sale of any such asset will not be treated as having been in the ordinary course of our business. Whether property is held as inventory or “primarily for sale to customers in the ordinary course of a trade or business” depends on the particular facts and circumstances. No assurance can be given that any property that we sell will not be treated as inventory or property held for sale to customers, or that we can comply with certain safe-harbor provisions of the Code that would prevent such treatment. The 100% tax does not apply to gains from the sale of property that is held through a TRS or other taxable corporation, although such income will be subject to tax in the hands of the corporation at regular corporate rates. We intend to structure our activities to avoid prohibited transaction characterization.
Like-Kind Exchanges
We may dispose of properties in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, depending on the facts and circumstances surrounding the particular transaction.

Derivatives and Hedging Transactions
We may enter into hedging transactions, including with respect to foreign currency exchange rate and interest rate exposure on one or more of our assets or liabilities. Any such hedging transactions could take a variety of forms, including the use of derivative instruments such as swap contracts, cap or floor contracts, futures or forward contracts and options. Income from a hedging transaction (including gain from the sale, disposition, or termination of a position in such a transaction) generally will not constitute gross income for purposes of the 75% and 95% gross income tests if we properly identify the transaction as specified in applicable Treasury regulations and we enter into such transaction (i) in the normal course of our business primarily to manage risk of interest rate changes or currency fluctuations with respect to borrowings made or to be made, or ordinary obligations incurred or to be incurred, to acquire or carry real estate assets; (ii) primarily to manage risk of currency fluctuations with respect to any item of income or gain that would be qualifying income under the 75% or 95% income tests; or (iii) in connection with the extinguishment of indebtedness with respect to which we have entered into a qualified hedging position described in clause (i) or the disposition of property with respect to which we have entered into a qualified hedging position described in clause (ii), primarily to manage the risks of such hedging positions. To the extent that we enter into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of both the 75% and 95% gross income tests. Moreover, to the extent that a position in a hedging transaction has positive value at any particular point in time, it may be treated as an asset that does not qualify for purposes of the REIT asset tests. We intend to structure any hedging transactions in a manner that does not jeopardize our qualification to be taxed as a REIT. We may conduct some or all of our hedging activities (including hedging activities relating to currency risk) through a TRS or other corporate entity, the income from which may be subject to U.S. federal income tax, rather than by participating in the arrangements directly or through pass-through subsidiaries. No assurance can be given, however, that our hedging activities will not give rise to income or assets that do not qualify for purposes of the REIT tests, or that our hedging activities will not adversely affect our ability to satisfy the REIT qualification requirements.
Foreclosure Property
Foreclosure property is real property and any personal property incident to such real property (i) that we acquire as the result of having bid in the property at foreclosure, or having otherwise reduced the property to ownership or possession by agreement or process of law, after a default (or upon imminent default) on a lease of the property or a mortgage loan held by us and secured by the property, (ii) for which we acquired the related loan or lease at a time when default was not imminent or anticipated and (iii) with respect to which we made a proper election to treat the property as foreclosure property. We generally will be subject to tax at the maximum corporate rate on any net income from foreclosure property, including any gain from the disposition of the foreclosure property, other than income that would otherwise be qualifying income for purposes of the 75% gross income test. Any gain from the sale of property for which a foreclosure property election has been made will not be subject to the 100% tax on gains from prohibited transactions described above, even if the property would otherwise constitute inventory or dealer property. We do not anticipate receiving any income from foreclosure property that does not qualify for purposes of the 75% gross income test.
Penalty Tax
Any redetermined rents, redetermined deductions, excess interest, or redetermined TRS service income that we or our TRSs generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our customers by a TRS, redetermined deductions and excess interest represent any amounts that are deducted by a TRS for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s-length negotiations, and redetermined TRS service income is income of a TRS attributable to services provided to, or on behalf of, us (other than services furnished or rendered to a customer of ours) to the extent such income is lower than the income the TRS would have earned based on arm’s length negotiations. Rents that we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.
From time to time, our TRSs may provide services to our customers. We intend to set the fees paid to our TRSs for such services at arm’s-length rates, although the fees paid may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on the excess of an arm’s-length fee for customer services over the amount actually paid.

Failure to Qualify
If we fail to satisfy one or more requirements for REIT qualification other than the income or asset tests, we could avoid disqualification as a REIT if our failure is due to reasonable cause and not to willful neglect and we pay a penalty of $50,000 for each such failure. Relief provisions are also available for failures of the income tests and asset tests, as described above in “—Income Tests” and “—Asset Tests.”
If we failed or fail to qualify for taxation as a REIT in any taxable year, and the relief provisions described above do not apply, we will be subject to tax on our taxable income at regular corporate rates. We cannot deduct distributions to stockholders in any year in which we are not a REIT, nor would we be required to make distributions in such a year. In this situation, to the extent of current and accumulated earnings and profits, distributions to stockholders will be taxable as regular corporate dividends. Such dividends paid to U.S. stockholders that are individuals, trusts or estates may be taxable at the preferential income tax rates for qualified dividends. In addition, subject to the limitations of the Code, corporate distributees may be eligible for the dividends received deduction. Unless we are entitled to relief under specific statutory provisions, we will also be disqualified from re-electing to be taxed as a REIT for the four taxable years following the year during which we lose our qualification. It is not possible to state whether, in all circumstances, we will be entitled to this statutory relief.
Taxation of Stockholders
Taxation of Taxable U.S. Holders
The following is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our stock by taxable U.S. Holders. A “U.S. Holder” is a beneficial owner of our common stock that is, for U.S. federal income tax purposes:
•	an individual who is a citizen or resident of the United States;
•
a corporation (or entity treated as a corporation for U.S. federal income tax purposes) created or organized in the United States or under the laws of the United States, or of any state thereof, or the District of Columbia;

•	an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or
•
a trust if (a) a U.S. court is able to exercise primary supervision over the administration of such trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust or (b) that trust has a valid election in effect under applicable Treasury regulations to be treated as a domestic trust for U.S. federal income tax purposes.

If a partnership, including for this purpose any entity that is treated as a partnership for U.S. federal income tax purposes, holds our common stock, the tax treatment of a partner in the partnership will generally depend upon the status of the partner and the activities of the partnership. An investor that is a partnership and the partners in such partnership should consult their tax advisors regarding the U.S. federal income tax considerations applicable to their ownership and disposition of our common stock.

Distributions
So long as we qualify as a REIT, the distributions that we make to our taxable U.S. Holders out of current or accumulated earnings and profits that we do not designate as capital gain dividends will generally be taken into account by such stockholders as ordinary income and will not be eligible for the dividends received deduction for corporations. With limited exceptions, our dividends are not eligible for taxation at the preferential income tax rates for qualified dividends received by most U.S. Holders that are individuals, trusts or estates from taxable C corporations. Such stockholders are taxed at the preferential rates on dividends designated by and received from us to the extent that the dividends are attributable to:
•	income retained by us in the prior taxable year on which we were subject to corporate level income tax (less the amount of tax);
•	dividends received by us from other REITs (if designated by such REITs as qualified dividends), TRSs or other taxable C corporations; or
•	income in the prior taxable year from sales of “built-in gain” property acquired by us from C corporations in carryover basis transactions (less the amount of corporate tax on such income).
However, for taxable years that begin before January 1, 2026, U.S. Holders that are individuals, trusts or estates are generally entitled to a deduction equal to 20% of the aggregate amount of ordinary income dividends received from a REIT (not including dividends eligible for the preferential rates applicable to qualified dividends as described above), subject to certain limitations.
Distributions that we designate as capital gain dividends will generally be taxed to our U.S. Holders as long-term capital gains, to the extent that such distributions do not exceed our actual net capital gain for the taxable year, without regard to the period for which the stockholder that receives such distribution has held its stock. We may elect to retain and pay taxes on some or all of our net long-term capital gains, in which case our U.S. Holders will be treated as having received, solely for tax purposes, our undistributed capital gains, and such stockholders will receive a corresponding credit for their proportionate part of the taxes that we paid on such undistributed capital gains. See “—Taxation of OUTFRONT Media Inc.—Annual Distribution Requirements.” Corporate stockholders may be required to treat up to 20% of some capital gain dividends as ordinary income. Long-term capital gains are generally taxable at reduced maximum U.S. federal rates in the case of U.S. Holders that are individuals, trusts or estates, and ordinary income rates in the case of U.S. Holders that are corporations. Capital gains attributable to the sale of depreciable real property held for more than twelve months are subject to a 25% maximum U.S. federal income tax rate for taxpayers who are taxed as individuals, to the extent of previously claimed depreciation deductions.
Distributions in excess of our current and accumulated earnings and profits will generally represent a return of capital and will not be taxable to a stockholder to the extent that the amount of such distributions does not exceed the adjusted basis of the stockholder’s shares in respect of which the distributions were made. Rather, the distribution will reduce the adjusted basis of the stockholder’s shares. To the extent that such distributions exceed the adjusted basis of a stockholder’s shares, the stockholder generally must include such distributions in income as long-term capital gain if the shares have been held for more than one year, or short-term capital gain if the shares have been held for one year or less. In addition, any dividend that we declare in October, November or December of any year and that is payable to a stockholder of record on a specified date in any such month will be treated as both paid by us and received by the stockholder on December 31 of such year, provided that we actually pay the dividend before January 31 of the following calendar year.
To the extent that we have available net operating losses and capital losses carried forward from prior tax years, such losses may reduce the amount of distributions that we must make in order to comply with the REIT distribution requirements. See “—Taxation of OUTFRONT Media Inc.—Annual Distribution Requirements.” Such losses, however, are not passed through to stockholders and do not offset income of stockholders from other sources, nor would such losses affect the character of any distributions that we make, which are generally subject to tax in the hands of stockholders to the extent that we have current or accumulated earnings and profits.
Dispositions of Our Stock. If a U.S. Holder sells or disposes of shares of our stock, the stockholder will generally recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the stockholder’s adjusted tax basis in the shares of stock. In general, capital gains recognized by individuals, trusts or estates upon the sale or disposition of our stock will be subject to reduced maximum U.S. federal income tax rates if the stock is held for more than one year, and will be taxed at ordinary income rates if the stock is held for one year or less. Gains recognized by stockholders that are corporations are subject to U.S. federal income tax at ordinary income rates, whether or not such gains are classified as long-term capital gains. Capital losses recognized by a stockholder upon the disposition of our stock that was held for more than one year at the time of disposition will be considered long-term capital losses, and are generally available only to offset capital gain income of the stockholder but not ordinary income (except in the case of individuals, who may also offset up to $3,000 of ordinary income each year). In addition, any loss upon a sale or exchange of shares of our stock by a stockholder who has held the shares for six months or less, after applying holding period rules, will be treated as a long- term capital loss to the extent of actual or deemed distributions that we make that are required to be treated by the stockholder as long-term capital gain.
Passive Activity Losses and Investment Interest Limitations. Distributions that we make and gains arising from the sale or exchange by a U.S. Holder of our stock will not be treated as passive activity income. As a result, stockholders will not be able to apply any “passive losses” against income or gain relating to our stock. To the extent that distributions we make do not constitute a return of capital, they will be treated as investment income for purposes of computing the investment interest limitation.
Taxation of Non-U.S. Holders
The following is a summary of certain U.S. federal income tax considerations generally applicable to the ownership and disposition of our stock by non-U.S. Holders. A “non-U.S. Holder” is a beneficial owner of our common stock other than a partnership or U.S. Holder.
Ordinary Dividends. The portion of dividends received by non-U.S. Holders that (i) is payable out of our earnings and profits, (ii) is not attributable to capital gains that we recognize and (iii) is not effectively connected with a U.S. trade or business of the non-U.S. Holder, will be subject to U.S. withholding tax at the rate of 30%, unless reduced or eliminated by treaty.
In general, non-U.S. Holders will not be considered to be engaged in a U.S. trade or business solely as a result of their ownership of our stock. In cases where the dividend income from a non-U.S. Holder’s investment in our stock is, or is treated as, effectively connected with the non-U.S. Holder’s conduct of a U.S. trade or business, the non-U.S. Holder generally will be subject to U.S. federal income tax at graduated rates, in the same manner as U.S. Holders are taxed with respect to such dividends. Such effectively connected income must generally be reported on a U.S. income tax return filed by or on behalf of the non-U.S. Holder. The income may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the case of a non-U.S. Holder that is a corporation.
Non-Dividend Distributions. Unless our stock constitutes a U.S. real property interest (a “USRPI”), distributions that we make which are not dividends out of our earnings and profits will not be subject to U.S. income tax. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. As a result, except with respect to certain distributions attributable to the sale of USRPIs described below, we expect to withhold U.S. income tax at the rate of 30% on any distributions made to a non-U.S. Holder unless, (i) a lower treaty rate applies and the non-U.S. Holder files with us an IRS Form W-8BEN or an IRS Form W-8BEN-E (or an appropriate successor form) evidencing eligibility for that reduced treaty rate; or (ii) the non-U.S. Holder files an IRS Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. Holder’s trade or business (and, in the case of certain income tax treaties, is attributable to a permanent establishment or fixed base maintained by the non-U.S. Holder in the U.S.). The non-U.S. Holder may seek a refund from the IRS of any amounts withheld if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits.
If our stock constitutes a USRPI, as described below, distributions that we make in excess of the sum of (i) the stockholder’s proportionate share of our earnings and profits, plus (ii) the stockholder’s basis in its stock, will be treated as a gain from the sale or exchange of our stock and, unless certain exceptions described below apply, be taxed under the Foreign Investment in Real Property Tax Act of 1980 or FIRPTA, at the rate of tax, including any applicable capital gains rates, that would apply to a U.S. Holder of the same type (e.g., an individual or a corporation, as the case may be), and the collection of the tax may be enforced by a withholding at a rate of 15% of the amount by which the distribution exceeds the stockholder’s share of our earnings and profits.
Capital Gain Dividends. Under FIRPTA, a distribution that we make to a non-U.S. Holder, to the extent attributable to gains from dispositions of USRPIs that we held directly or through pass-through subsidiaries, or USRPI capital gains, will, except as described below, be considered effectively connected with a U.S. trade or business of the

non-U.S. Holder and will be subject to U.S. income tax at the rates applicable to U.S. individuals or corporations, without regard to whether we designate the distribution as a capital gain dividend. See “—Ordinary Dividends,” for a discussion of the consequences of income that is effectively connected with a U.S. trade or business. In addition, we will be required to withhold tax equal to the highest corporate tax rate applied to the maximum amount that could have been designated as USRPI capital gain dividends. Distributions subject to FIRPTA may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) in the hands of a non-U.S. Holder that is a corporation.
A distribution is not attributable to USRPI capital gain if we held an interest in the underlying asset solely as a creditor or if the underlying asset is not a USRPI. Capital gain dividends received by a non-U.S. Holder that are attributable to dispositions of our assets other than USRPIs are not subject to U.S. federal income or withholding tax, unless (i) the gain is effectively connected with the non-U.S. Holder’s U.S. trade or business, in which case the non-U.S. Holder would be subject to the same treatment as U.S. Holders with respect to such gain, except that a non-U.S. Holder that is a corporation may also be subject to a branch profits tax at the rate of 30% (unless reduced or eliminated by treaty) or (ii) the non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other requirements are met in the United States, in which case the non-U.S. Holder will incur a 30% tax on such stockholder’s capital gains. We expect that a significant portion of our assets will be USRPIs.
A capital gain dividend that would otherwise have been treated as a USRPI capital gain distribution will not be so treated or be subject to FIRPTA, and generally will not be treated as income that is effectively connected with a U.S. trade or business, but instead will be treated in the same manner as an ordinary dividend (see “—Ordinary Dividends”), if (i) the capital gain dividend is received with respect to a class of stock that is regularly traded on an established securities market located in the United States and (ii) the recipient non-U.S. Holder does not own more than 10% of that class of stock at any time during the year ending on the date on which the capital gain dividend is received. We anticipate that our common stock will be “regularly traded” on an established securities exchange.
Dispositions of Our Stock. Unless our stock constitutes a USRPI, a sale of our stock by a non-U.S. Holder generally will not be subject to U.S. taxation. Subject to certain exceptions discussed below, our stock will be treated as a USRPI if 50% or more of our assets throughout a prescribed testing period consist of interests in real property located within the United States, excluding, for this purpose, interests in real property solely in a capacity as a creditor. We expect that 50% or more of our assets will consist of USRPIs.
Even if the foregoing 50% test is met, however, our stock will not constitute a USRPI if we are a “domestically controlled qualified investment entity.” A domestically controlled qualified investment entity includes a REIT, less than 50% of the value of which is held, directly or indirectly, by non-U.S. Holders at all times during a specified testing period (after applying certain presumptions regarding the ownership of our stock, as described in the Code). Our charter contains restrictions designed to protect our status as a “domestically controlled qualified investment entity,” and we believe that we will be and will remain a domestically controlled qualified investment entity, and that a sale of our stock should not be subject to taxation under FIRPTA. However, no assurance can be given that we will be or will remain a domestically controlled qualified investment entity.
In the event that we are not a domestically controlled qualified investment entity, but our stock is “regularly traded,” as defined by applicable Treasury regulations, on an established securities market, a non-U.S. Holder’s sale of our common stock nonetheless would not be subject to tax under FIRPTA as a sale of a USRPI, provided that the selling non-U.S. Holder held 10% or less of our outstanding common stock at any time during a prescribed testing period. We expect that our common stock will be regularly traded on an established securities market.
If gain on the sale of our stock were subject to taxation under FIRPTA, the non-U.S. Holder would be required to file a U.S. federal income tax return and would be subject to the same treatment as a U.S. Holder with respect to such gain, subject to applicable alternative minimum tax and applicable special alternative minimum tax in the case of nonresident alien individuals. Moreover, in order to enforce the collection of the tax, the purchaser of the stock could be required to withhold 15% of the purchase price and remit such amount to the IRS.
Gain from the sale of our stock that would not otherwise be subject to FIRPTA will nonetheless be taxable in the United States to a non-U.S. Holder in two cases: (i) if the non-U.S. Holder’s investment in our stock is effectively connected with a U.S. trade or business conducted by such non-U.S. Holder, the non-U.S. Holder will be subject to the same treatment as a U.S. Holder with respect to such gain, except that a non-U.S. Holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (unless reduced or eliminated by treaty) or (ii) if the

non-U.S. Holder is a nonresident alien individual who was present in the United States for 183 days or more during the taxable year and certain other requirements are met in the United States, the nonresident alien individual will be subject to a 30% tax on the individual’s capital gain. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our stock (subject to the 10% exception applicable to “regularly traded” stock described above), a non-U.S. Holder may be treated as having gain from the sale or exchange of a USRPI if the non-U.S. Holder (a) disposes of our common stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (b) acquires, or enters into a contract or option to acquire, other shares of our common stock within 30 days after such ex-dividend date.
Special FIRPTA Rules. Certain provisions under FIRPTA create certain exemptions from FIRPTA and otherwise modify the application of the foregoing FIRPTA rules for particular types of non-U.S. investors, including “qualified foreign pension funds” and their wholly owned foreign subsidiaries and certain widely held, publicly traded “qualified collective investment vehicles.”
Non-U.S. Holders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax considerations applicable to owning and disposing of our stock.
Taxation of Tax-Exempt Stockholders
Tax-exempt entities, including qualified employee pension and profit sharing trusts and individual retirement accounts, generally are exempt from U.S. federal income taxation. However, they may be subject to taxation on their unrelated business taxable income (“UBTI”). While some investments in real estate may generate UBTI, the IRS has ruled that dividend distributions from a REIT to a tax-exempt entity do not constitute UBTI. Based on that ruling, and provided that (i) a tax-exempt stockholder has not held our stock as “debt financed property” within the meaning of the Code (i.e., where the acquisition or holding of the property is financed through a borrowing by the tax-exempt stockholder) and (ii) our stock is not otherwise used in an unrelated trade or business, distributions that we make and income from the sale of our stock generally should not give rise to UBTI to a tax-exempt stockholder.
Tax-exempt stockholders that are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from U.S. federal income taxation under sections 501(c)(7), (c)(9) and (c)(17) of the Code are subject to different UBTI rules, which generally require such stockholders to characterize distributions that we make as UBTI.
In certain circumstances, a pension trust that owns more than 10% of our stock could be required to treat a percentage of any dividends received from us as UBTI if we are a “pension-held REIT.” We will not be a pension-held REIT unless (i) we are required to “look through” one or more of our pension trust stockholders in order to satisfy the REIT “closely held” test and (ii) either (a) one pension trust owns more than 25% of the value of our stock or (b) one or more pension trusts, each individually holding more than 10% of the value of our stock, collectively own more than 50% of the value of our stock. Certain restrictions on ownership and transfer of shares of our stock generally should prevent a tax-exempt entity from owning more than 10% of the value of our stock and generally should prevent us from becoming a pension-held REIT.
Tax-exempt stockholders are urged to consult their tax advisors regarding the U.S. federal, state, local and foreign income and other tax considerations applicable to owning and disposing of our stock.
Other Tax Considerations
Legislative or Other Actions Affecting REITs
The present U.S. federal income tax treatment of REITs may be modified, possibly with retroactive effect, by legislative, judicial or administrative action at any time. The REIT rules are constantly under review by persons involved in the legislative process and by the IRS and the Treasury, which review may result in statutory changes as well as revisions to regulations and interpretations. Changes to the U.S. federal tax laws and interpretations thereof could adversely affect an investment in our common stock.
Medicare 3.8% Tax on Investment Income
Certain U.S. Holders who are individuals, estates or trusts and whose income exceeds certain thresholds will be required to pay a 3.8% Medicare tax on dividends and certain other investment income, including capital gains from the sale or other disposition of our common stock.

Foreign Account Tax Compliance Act
Withholding at a rate of 30% generally will be required on dividends paid in respect of our common stock held by or through certain foreign financial institutions (including investment funds), unless such institution (i) enters into and complies with an agreement with the Treasury to report, on an annual basis, information with respect to shares in the institution held by certain U.S. persons and by certain non-U.S. entities that are wholly or partially owned by U.S. persons and to withhold on certain payments, or (ii) complies with the terms of an intergovernmental agreement between the U.S. and an applicable foreign country. Accordingly, the entity through which our common stock is held will affect the determination of whether such withholding is required. Similarly, dividends in respect of our common stock held by an investor that is a non-financial non-U.S. entity that does not qualify under certain exemptions generally will be subject to withholding at a rate of 30%, unless such entity either (i) certifies to us that such entity does not have any “substantial United States owners” or (ii) provides certain information regarding the entity’s “substantial United States owners,” which we or the applicable withholding agent will in turn provide to the Secretary of the Treasury. An intergovernmental agreement between the U.S. and an applicable foreign country, or future Treasury regulations or other guidance, may modify these requirements. We will not pay any additional amounts to stockholders in respect of any amounts withheld. Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible implications of these rules on their investment in our common stock.
State, Local and Foreign Taxes
We and our subsidiaries and stockholders may be subject to state, local or foreign taxation in various jurisdictions including those in which we or they transact business, own property or reside. Our state, local or foreign tax treatment and that of our stockholders may not conform to the U.S. federal income tax treatment discussed above. Any foreign taxes that we incur do not pass through to stockholders as a credit against their U.S. federal income tax liability.
Prospective investors should consult their tax advisors regarding the application and effect of state, local and foreign income and other tax laws on an investment in our stock.

SELLING STOCKHOLDERS
On April 20, 2020, we issued 400,000 shares of Series A Preferred Stock in a private offering to the Providence Purchasers and ASOF Holdings I, L.P. and Ares Capital Corporation (collectively, the “Ares Purchasers” and, together with the Providence Purchasers, the “Purchasers”) pursuant to the Investment Agreement. On March 1, 2022, all 275,000 shares of Series A Preferred Stock held by the Providence Purchasers were converted into 17,388,024 shares of the Company’s common stock. We may issue additional shares of Series A Preferred Stock as dividends payable in kind pursuant to the Articles Supplementary. We are registering the securities offered by this prospectus on behalf of the Purchasers as selling stockholders.
The selling stockholders may from time to time offer and sell pursuant to this prospectus any or all of the shares of common stock that have been issued to them, including those shares of common stock issuable upon conversion of the shares of Series A Preferred Stock.
The table below sets forth the name of the selling stockholders and the number of shares of our common stock beneficially owned by such stockholders as of May 22, 2023. The table also sets forth up to the number of shares of common stock issuable to the selling stockholders upon conversion of the shares of Series A Preferred Stock that may be issued as dividends payable in kind. Notwithstanding the foregoing, the Company will decide, in its sole discretion, whether to issue any shares of Series A Preferred Stock as dividends payable in kind subsequent to the date of this prospectus and the selling stockholders do not hold, beneficially own or have any claim to such shares of Series A Preferred Stock, or the common stock issuable upon conversion thereof, that may be issued as dividends payable in kind as of the date hereof. Applicable rules of the New York Stock Exchange may limit the Company’s ability to declare dividends payable in kind absent stockholder approval.
In the table below, in the case of the Ares Purchasers, the number of shares of common stock that may be offered pursuant to this prospectus is calculated based on the initial conversion rate of 62.50 shares of common stock per share of Series A Preferred Stock. The number of shares of common stock into which the Series A Preferred Stock is convertible is subject to adjustment under certain circumstances. Accordingly, the number of shares of common stock issuable upon conversion of the Series A Preferred Stock and beneficially owned and offered by the Ares Purchasers pursuant to this prospectus may increase or decrease from that set forth in the below table.
The information set forth below is based on information provided by or on behalf of the selling stockholders prior to the date hereof. Information concerning the selling stockholders may change from time to time. The selling stockholders may from time to time offer and sell any or all of the common stock under this prospectus. Because the selling stockholders are not obligated to sell the common stock, we cannot state with certainty the amount of our common stock that the selling stockholders will hold upon consummation of any such sales. In addition, since the date on which the selling stockholders provided this information to us, such selling stockholders may have sold, transferred or otherwise disposed of all or a portion of the common stock.
	Prior to the Offering			After the Offering
Name of Selling Stockholder	Number of Shares of Common Stock Beneficially Owned	Percent of Shares of Common Stock Outstanding	Number of Shares of Common Stock Being Registered for Resale	Number of Shares of Common Stock Beneficially Owned(1)	Percent of Shares of Common Stock Outstanding
PEP VIII-A SPV, L.P.(2)	4,772,791	2.89%(3)	4,772,791	0	—
PEP VIII (Scotland) SPV L.P.(2)	72,019	0.04%(3)	72,019	0	—
PEP VIII SPV, L.P.(2)	6,991,945	4.24%(3)	6,991,945	0	—
PEP VIII-A AIV SPV, L.P.(2)	2,389,810	1.45%(3)	2,389,810	0	—
PEP VIII Co-Invest SPV, L.P.(2)	3,161,459	1.92%(3)	3,161,459	0	—
ASOF Holdings I, L.P.(5)	6,250,000	3.65%(6)	6,250,000	0	—
Dividends payable in kind (if issued)(4)	964,060	0%(4)	964,060	0	—
Ares Capital Corporation(5)	1,562,500	0.94%(7)	1,562,500	0	—
Dividends payable in kind (if issued)(4)	241,015	0%(4)	241,015	0	—
(1)	Assumes the sale of all shares of common stock offered pursuant to this prospectus.
(2)
As of May 22, 2023, partnerships affiliated with Providence Equity Partners L.L.C. (“PEP”) beneficially owned 17,388,024 shares of common stock as follows: PEP VIII-A SPV, L.P. (“PEP VIII-A SPV”) directly held 4,772,791 shares of common stock, PEP VIII (Scotland) SPV L.P. (“PEP Scotland SPV”) directly held 72,019 shares of common stock, PEP VIII SPV, L.P. (“PEP 5 SPV”) directly held 6,991,945 shares of common stock, PEP VIII-A AIV SPV, L.P. (“PEP 6 SPV”) directly held 2,389,810 shares of common stock and PEP VIII Co-Invest SPV, L.P. (“PEP Advertising SPV”) (the foregoing entities collectively, the “PEP Direct Holders”) directly held 3,161,459 shares of common stock. PEP VIII GP LLC (“PEP SPV GP”), Providence Equity GP VIII L.P. (“PEP GP VIII”) and PEP VIII

International Ltd. (“PEP International”) may have indirect beneficial ownership of 17,388,024 shares of common stock through the following relationships: the general partner of each of the PEP Direct Holders is PEP SPV GP. The sole member of PEP SPV GP is PEP GP VIII. The general partner of PEP GP VIII is PEP International. As of May 22, 2023, the PEP Direct Holders held a record of 17,388,024 shares of common stock. Each of the PEP Direct Holders disclaim beneficial ownership of the shares held by the other PEP Direct Holders and each of PEP SPV GP, PEP GP VIII and PEP International disclaim beneficial ownership of the shares held by the PEP Direct Holders except to the extent of their respective pecuniary interest therein. The address of the PEP Direct Holders, PEP SPV GP, PEP GP VIII and PEP International is 50 Kennedy Plaza, 18th Floor, Providence, Rhode Island 02903.
(3)	The calculation of the percentage of outstanding shares of common stock is based on 164,986,946 shares of common stock outstanding as of May 22, 2023.
(4)
Reflects shares of common stock into which shares of Series A Preferred Stock that may be, subsequent to the date of this prospectus, issued by the Company as dividends payable in kind to the Ares Purchasers would be initially convertible. For the avoidance of doubt, the Ares Purchasers do not hold, beneficially own, or have any claim to such shares of common stock or the Series A Preferred Stock that may be issued as dividends payable in kind as of the date hereof. On March 1, 2022, all 275,000 shares of Series A Preferred Stock held by the Providence Purchasers were converted into 17,388,024 shares of the Company’s common stock. Accordingly, the Providence Purchasers are no longer eligible to receive dividends payable in kind.

(5)
As of May 22, 2023, ASOF Holdings I, L.P. (“ASOF Holdings”) held of record 100,000 shares of Series A Preferred Stock, which 100,000 shares of Series A Preferred Stock were convertible into 6,250,000 shares of our common stock as of such date, and Ares Capital Corporation (“Ares Capital”) held of record 25,000 shares of Series A Preferred Stock, which 25,000 shares of Series A Preferred Stock were convertible into 1,562,500 shares of our common stock as of such date. ASOF Investment Management LLC (“ASOF Investment Management”), as the manager of ASOF Holdings, may have indirect beneficial ownership of the shares of our common stock issuable upon conversion of the 100,000 shares of Series A Preferred Stock held of record by ASOF Holdings. Ares Capital Management LLC (“Ares Capital Management”), as the investment adviser of Ares Capital, may have indirect beneficial ownership of the shares of our common stock issuable upon conversion of the 25,000 shares of Series A Preferred Stock held of record by Ares Capital. Ares Management LLC, Ares Management Holdings L.P. (“Ares Management Holdings”), Ares Holdco LLC (“Ares Holdco”), Ares Management Corporation (“Ares Management”), Ares Voting LLC (“Ares Voting”), Ares Management GP LLC (“Ares Management GP”) and Ares Partners Holdco LLC (“Ares Partners”) (together with ASOF Holdings, Ares Capital, ASOF Investment Management and Ares Capital Management, the “Ares Reporting Persons”) may have indirect beneficial ownership of the 125,000 shares of Series A Preferred Stock held of record by ASOF Holdings and Ares Capital through the following relationships: Ares Management LLC is the sole member of ASOF Investment Management and Ares Capital Management. The sole member of Ares Management LLC is Ares Management Holdings and the general partner of Ares Management Holdings is Ares Holdco. The sole member of Ares Holdco is Ares Management. Ares Management GP is the sole holder of the Class B common stock, $0.01 par value per share, of Ares Management (the “Ares Class B Common Stock”) and Ares Voting is the sole holder of the Class C common stock, $0.01 par value per share, of Ares Management (the “Ares Class C Common Stock”). Pursuant to Ares Management’s Certificate of Incorporation, the holders of the Ares Class B Common Stock and the Ares Class C Common Stock, collectively, will generally have the majority of the votes on any matter submitted to the stockholders of Ares Management if certain conditions are met. The sole member of both Ares Management GP and Ares Voting is Ares Partners. Ares Partners is managed by a board of managers which is composed of Michael Arougheti, Ryan Berry, R. Kipp deVeer, David Kaplan, Antony Ressler and Bennett Rosenthal (collectively, the “Ares Board Members”). Mr. Ressler generally has veto authority over decisions by the Ares Board Members. Each of the Ares Reporting Persons (other than ASOF Holdings and Ares Capital with respect to the shares of our common stock issuable upon conversion of the shares of Series A Preferred Stock held directly by ASOF Holdings and Ares Capital) and the Ares Board Members expressly disclaim beneficial ownership of the shares of our common stock issuable upon conversion of the shares of Series A Preferred Stock held directly by ASOF Holdings and Ares Capital. The address of ASOF Holdings is 2000 Avenue of the Stars, 12th Floor, Los Angeles, California 90067. The address of Ares Capital is 245 Park Avenue, 44th Floor, New York, New York 10167.

(6)
The calculation of the percentage of outstanding shares of common stock is based on (i) 164,986,946 shares of common stock outstanding as of May 22, 2023 plus (ii) 6,250,000 shares of common stock issuable upon conversion of the Series A Preferred Stock held by ASOF Holdings.

(7)
The calculation of the percentage of outstanding shares of common stock is based on (i) 164,986,946 shares of common stock outstanding as of May 22, 2023 plus (ii) 1,562,500 shares of common stock issuable upon conversion of the Series A Preferred Stock held by Ares Capital.

PLAN OF DISTRIBUTION
The offered securities are being registered to permit the holders of the offered securities the ability to offer and sell the offered securities from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering by the selling stockholders of the offered securities. We will bear the fees and expenses incurred by us in connection with our obligation to register the offered securities. If the securities are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts, selling commissions and stock transfer taxes, as applicable.
The securities offered hereby may be sold from time to time in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale or at negotiated prices. These prices, as well as the timing, manner and size of each sale, will be determined by the selling stockholders or by agreement between such holders and underwriters or dealers who may receive fees or commissions in connection with such sale. Such sales may be effected by a variety of methods, including the following:
•	in market transactions, including transactions on a national securities exchange or quotations service or over-the-counter market;
•	sales in transactions other than on such exchanges or services or in the over-the-counter market;
•	in privately negotiated transactions;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	in a block trade in which a broker-dealer will attempt to sell a block of securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	through the settlement of short sales, in each case subject to compliance with the Securities Act and other applicable securities laws;
•
purchases by underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling stockholders and/or the purchasers of the securities for whom they may act as agent;

•
the pledge of securities for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of securities, and in the case of any collateral call or default on such loan or obligation, pledges or sales of securities by such pledgee or secured parties;

•	an exchange distribution in accordance with the rules of the applicable exchange, if any;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise;
•	broker-dealers may agree with the selling stockholders to sell a specified number of such securities at a stipulated price per security;
•	directly to one or more purchasers;
•	through dividends or other distributions made by the selling stockholders to its respective partners, members or stockholders; or
•	in any combination of the above or by any other legally available means.
The selling stockholders may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions.
The selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the offered securities, short and deliver the securities to close out such short positions, or loan or pledge the securities to persons that in turn may sell such securities. The selling stockholders may also sell shares of the offered securities short and deliver these securities to close out its short positions, or loan or pledge the offered securities to broker-dealers or other financial institutions that in turn may sell these securities. The selling stockholders may also enter into option or other derivative transactions with broker-dealers or other financial institutions that require delivery to such broker-dealer or other financial institution of shares of the offered securities, which shares such broker-dealer or other financial institution may resell.
The selling stockholders also may transfer, donate, pledge or grant a security interest in the offered securities, in which case the transferees, donees, pledgees, secured parties or other successors in interest may be deemed selling stockholders for purposes of this transaction.
To our knowledge, there are currently no plans, arrangements or understandings between the selling stockholders and any underwriter, broker-dealer or agent regarding the sale by the selling stockholders of the offered securities. The selling stockholders may decide to sell all or a portion of the securities offered by it pursuant to this prospectus or may decide not to sell any securities under this prospectus. In addition, the selling stockholders may sell, transfer or devise the securities by other means not described in this prospectus. Any securities covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act (“Rule 144”) may be sold pursuant to Rule 144 rather than pursuant to this prospectus.
Underwriters, broker-dealers (including selling stockholders who are registered broker-dealers) or agents participating in the distribution of the offered securities are deemed to be “underwriters” within the meaning of the Securities Act. Selling stockholders, including those who are affiliates of registered broker-dealers, may be deemed to be underwriters within the meaning of the Securities Act. Profits on the sale of securities by selling stockholders, and any commission received by any other underwriter, broker-dealer or agent, may be deemed to be underwriting commissions under the Securities Act. Selling stockholders that are deemed to be underwriters are subject to statutory liabilities, including, but not limited to, those of Sections 11, 12 and 17 of the Securities Act and Rule 10b-5 under the Exchange Act.
The selling stockholders and any other person participating in the distribution will be subject to the applicable provisions of the Exchange Act and the rules and regulations under the Exchange Act, including, without limitation, Regulation M, which may limit the timing of purchases and sales by the selling stockholders and any other relevant person of any of the securities. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of securities to engage in market-making activities with respect to the securities being distributed. All of the above may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.
To the extent required, the securities to be sold, the names of the selling stockholders, the respective purchase prices and public offering prices, any specific plan of distribution, the names of any agents, dealer or underwriter, any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.
In order to comply with the securities laws of some states, if applicable, the securities must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the securities may not be sold unless it has been registered or qualified for sale in the applicable state or an exemption from registration or qualification requirements is available and is complied with.
Pursuant to the Registration Rights Agreement, dated April 20, 2020, by and among the Company and the Purchasers, we have agreed to indemnify in certain circumstances the selling stockholders against certain liabilities under the Securities Act. The selling stockholders have agreed to indemnify us in certain circumstances against certain liabilities, including certain liabilities under the Securities Act. The selling stockholders may indemnify any underwriter that participates in transactions involving the sale of shares of our common stock against certain liabilities, including liabilities arising under the Securities Act.
On May 24, 2023, the closing price of our common stock as reported on the New York Stock Exchange was $14.01 per share.

LEGAL MATTERS
The validity of the securities being offered by this prospectus will be passed upon by Venable LLP (with respect to certain Maryland law matters), Skadden, Arps, Slate, Meagher & Flom LLP (with respect to certain U.S. federal income tax matters) and Jones Day (with respect to all other matters).
EXPERTS
The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
WHERE YOU CAN FIND MORE INFORMATION
We file annual, quarterly and current reports, proxy statements and other information with the SEC under the Exchange Act. The SEC maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is http://www.sec.gov. We also make available on or through our website, www.outfront.com, without charge, copies of our SEC filings as soon as reasonably practicable after we electronically file them with the SEC. The reference to our website address is a textual reference only, meaning that is does not constitute incorporation by reference of the information contained on the website, including reports and documents filed by us, and should not be considered part of this prospectus.
Additional copies of this prospectus may be obtained, without charge, by writing to us at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, NY 10174, Attention: General Counsel, or by calling 212-297-6400.

INCORPORATION BY REFERENCE
We hereby incorporate by reference into this prospectus the following documents or information filed with the SEC:
•	Our Annual Report on Form 10-K for the year ended December 31, 2022, filed with the SEC on February 23, 2023;
•
Information specifically incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2022 from our definitive proxy statement on Schedule 14A filed with the SEC on April 21, 2023;

•	Our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2023, filed with the SEC on May 8, 2023;
•	Our Current Reports on Form 8-K, filed with the SEC on February 22, 2023, May 3, 2023 and May 25, 2023; and
•
The description of our common stock, par value $0.01, set forth in our registration statement on Form 8-A, filed with the SEC on March 20, 2014, as amended by the description of our common stock set forth in Exhibit 4.5 to our Annual Report on Form 10-K for the year ended December 31, 2022, including any further amendments thereto or reports filed for the purposes of updating this description.

All documents we file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and before the completion of the offering of the securities described in this prospectus will also be incorporated by reference in this prospectus from the date of filing of such documents. We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, upon written or oral request and without charge, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with this prospectus. You can request copies of such documents by writing to us at OUTFRONT Media Inc., 405 Lexington Avenue, 17th Floor, New York, New York 10174, Attention: General Counsel, or by calling us at (212) 297-6400.
Notwithstanding the preceding, unless specifically stated to the contrary, we are not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the SEC under its rules and regulations, including, but not limited to, information furnished pursuant to Items 2.02 or 7.01 of Form 8-K, and any related exhibits. The information contained in each of the documents incorporated by reference speaks only as of the date of such document. Any statement contained in a document incorporated by reference or deemed to be incorporated by reference herein, or contained in this prospectus, shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement herein or in any subsequently filed document or report that also is incorporated by reference or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 14.	Other Expenses of Issuance and Distribution.
The following is a statement of the estimated costs and expenses we expect to incur in connection with the offering of our common stock registered hereby. All amounts other than the SEC registration fee are estimates.
Amount to be Paid
SEC registration fee	$ 0(1)
Printing fees and expenses	*
Legal fees and expenses	*
Accounting fees and expenses	*
Transfer agent fees and expenses	*
Miscellaneous	*
Total	$*
(1)
In accordance with Rule 415(a)(6) under the Securities Act, the filing fee previously paid in connection with the 28,856,239 shares of common stock registered under the registration statement on Form S-3 (File No. 333-239111) will continue to be applied to the shares of common stock registered under this registration statement. Please see the filing table contained in Exhibit 107 to this registration statement for more information.

*	These fees are calculated based on the number of issuances and amount of securities offered and accordingly cannot be estimated at this time.
Item 15.	Indemnification of Directors and Officers.
Maryland law permits a Maryland corporation to include in its charter a provision eliminating the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty that is established by a final judgment and that is material to the cause of action. The charter of the Company (the “charter”) contains a provision that eliminates the liability of our directors and officers to the maximum extent permitted by Maryland law.
The Maryland General Corporation Law (“MGCL”) requires us (unless our charter provides otherwise, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits us to indemnify any present or former director or officer, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by him or her in connection with any proceeding to or in which he or she may be made or threatened to be made a party or witness by reason of his or her service in those or other capacities unless it is established that:
•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty;
•	the director or officer actually received an improper personal benefit in money, property or services; or
•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.
Under the MGCL, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that a personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that a personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by us or in our right, or for a judgment of liability on the basis that a personal benefit was improperly received, is limited to expenses.

In addition, the MGCL permits us to advance reasonable expenses to a director or officer upon our receipt of:
•	a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by us; and
•
a written undertaking by or on behalf of the director or officer to repay the amount paid or reimbursed by us if it is ultimately determined that the director or officer did not meet the standard of conduct.

The rights to indemnification and advancement of expenses provided by our charter and bylaws vest immediately upon an individual’s election as a director or officer. Our charter authorizes us, and the Company’s Amended and Restated Bylaws (the “bylaws”) obligate us, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:
•	any present or former director or officer of the Company who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity; and
•
any individual who, while a director or officer of the Company and at our request, serves or has served as a director, officer, manager or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws also permit us to indemnify and advance expenses to any person who served a predecessor of ours in any of the capacities described above and to any employee of ours or a predecessor of ours.
The indemnification and payment or reimbursement of expenses provided by the indemnification provisions of our charter and bylaws shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any statute, bylaw, resolution, insurance, agreement, vote of stockholders or disinterested directors or otherwise.
In addition, we have entered into separate indemnification agreements with each of our directors. Each indemnification agreement provides, among other things, for indemnification as provided in the agreement and otherwise to the fullest extent permitted by law and our charter and bylaws against judgments, fines, penalties, amounts paid in settlement and reasonable expenses, including attorneys’ fees. The indemnification agreements provide for the advancement or payment of expenses to the indemnitee and for reimbursement to us if it is found that such indemnitee is not entitled to such advancement.
Item 16.	Exhibits.
See the Exhibit Index which is incorporated herein by reference.
Item 17.	Undertakings.
(a)	The undersigned registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;
(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:
(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

EXHIBIT INDEX
Exhibit Number	Description
1.1	Form of Underwriting Agreement.*
2.1
Agreement and Plan of Reorganization, dated as of January 15, 2014, by and among CBS Corporation, CBS Outdoor Americas Inc. and CBS Radio Media Corporation (incorporated herein by reference to Exhibit 2.1 to the Company’s Registration Statement on Form S-11 (File No. 333-189643), filed on January 31, 2014).

2.2
Master Separation Agreement, dated as of April 2, 2014, by and between CBS Outdoor Americas Inc. and CBS Corporation (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 001-36367), filed on April 2, 2014).

2.3
Membership Interest Purchase Agreement, dated as of July 20, 2014, by and among CBS Outdoor Americas Inc., CBS Outdoor LLC, Van Wagner Communications, LLC, Van Wagner Twelve Holdings, LLC and Richard M. Schaps (incorporated herein by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K (File No. 001-36367), filed on July 21, 2014).

4.1
Articles of Amendment and Restatement of OUTFRONT Media Inc. effective March 28, 2014, as amended by the Articles of Amendment of OUTFRONT Media Inc. effective November 20, 2014 and June 10, 2019 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36367), filed on June 10, 2019).

4.2
Articles Supplementary of OUTFRONT Media Inc. effective April 20, 2020 (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36367), filed on April 21, 2020).

4.3	Amended and Restated Bylaws of OUTFRONT Media Inc. (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K (File No. 001-36367), filed on December 9, 2022).
4.4
Investment Agreement, dated April 16, 2020, by and among OUTFRONT Media Inc., Providence Equity Partners VIII-A L.P., Providence Equity Partners VIII (Scotland) L.P., PEP VIII Intermediate 5 L.P., PEP VIII Intermediate 6 L.P., ASOF Holdings I, L.P. and Ares Capital Corporation (incorporated herein by reference to Exhibit 10.2 to the Company’s Current Report on Form 8-K (File No. 001-36367), filed on April 21, 2020).

4.5
Registration Rights Agreement, dated April 20, 2020, by and among OUTFRONT Media Inc., Providence Equity Partners VIII-A L.P., Providence Equity Partners VIII (Scotland) L.P., PEP VIII Intermediate 5 L.P., PEP VIII Intermediate 6 L.P., ASOF Holdings I, L.P. and Ares Capital Corporation (incorporated herein by reference to Exhibit 10.3 to the Company’s Current Report on Form 8-K (File No. 001-36367), filed on April 21, 2020).

5.1	Opinion of Venable LLP.
8.1	Opinion of Skadden, Arps, Slate, Meagher & Flom LLP.
23.1	Consent of PricewaterhouseCoopers LLP.
23.2	Consent of Venable LLP (included in Exhibit 5.1).
23.3	Consent of Skadden, Arps, Slate, Meagher & Flom LLP (included in Exhibit 8.1).
24.1	Powers of Attorney (included on the signature pages of this registration statement on Form S-3 and incorporated herein by reference).
107	Filing Fee Table.
*
To be filed, as applicable, either as an exhibit to a document to be incorporated herein by reference or by a post-effective amendment to this registration statement in connection with a specific offering of securities.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on May 25, 2023.
OUTFRONT MEDIA INC.

By:	/s/ Matthew Siegel
Name:	Matthew Siegel
Title:	Executive Vice President and Chief Financial Officer
POWER OF ATTORNEY
Each person whose signature appears below authorizes Matthew Siegel, Richard H. Sauer and Louis Capocasale as his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his or her name and on his or her behalf, in any and all capacities, this registrant’s Registration Statement on Form S-3 and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission in respect thereof, in connection with the registration of the securities which are the subject of such Registration Statement, which amendments may make such changes in such Registration Statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.
Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated and on the dates indicated.
Signature	Title	Date
/s/ Jeremy J. Male	Chairman and Chief Executive Officer (Principal Executive Officer)	May 25, 2023
Jeremy J. Male

/s/ Matthew Siegel	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 25, 2023
Matthew Siegel

/s/ Patrick Martin	Senior Vice President, Controller and Chief Accounting Officer (Principal Accounting Officer)	May 25, 2023
Patrick Martin

/s/ Nicolas Brien	Director	May 25, 2023
Nicolas Brien

/s/ Angela Courtin	Director	May 25, 2023
Angela Courtin

/s/ Manuel A. Diaz	Director	May 25, 2023
Manuel A. Diaz

Signature	Title	Date
/s/ Michael J. Dominguez	Director	May 25, 2023
Michael J. Dominguez

/s/ Peter Mathes	Director	May 25, 2023
Peter Mathes

/s/ Susan M. Tolson	Director	May 25, 2023
Susan M. Tolson

/s/ Joseph H. Wender	Director	May 25, 2023
Joseph H. Wender